EXECUTION VERSION

EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among

CARTER INTERMEDIATE, INC.,

CARTER ACQUISITION, INC.

and

AEGION CORPORATION

Dated as of February 16, 2021

TABLE OF CONTENTS

i

ii

iii

Section 10.13 Company Disclosure Schedule	82
Section 10.14 Non-Recourse	82
Section 10.15 Counterparts	83
Section 10.16 Non-Recourse Against Financing Sources; Waiver of Certain Claims	83

ANNEX A	Amended and Restated Certificate of Incorporation

SCHEDULE 1	Parent Knowledge Individuals

iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 16, 2021 (this “Agreement”), among Carter Intermediate, Inc., a Delaware corporation (“Parent”), Carter Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Aegion Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which (i) Merger Sub will be merged with and into the Company, (ii) the separate corporate existence of Merger Sub will thereupon cease, and (iii) the Company will continue as the surviving corporation and a wholly-owned Subsidiary of Parent (the “Merger” and together with the other transactions contemplated by this Agreement, collectively, the “Transactions”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved and declared advisable this Agreement and the Transactions, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein; (iv) resolved, subject to the terms of this Agreement, to recommend the adoption of this Agreement by the stockholders of the Company; and (v) directed that this Agreement be submitted to a vote of the stockholders of the Company (the “Company Board Recommendation”);

WHEREAS, the Board of Directors of Merger Sub has (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Transactions, (iii) authorized and approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein and (iv) recommended the adoption of this Agreement by the sole stockholder of Merger Sub;

WHEREAS, (i) the Board of Directors of Parent has (a) determined that this Agreement and the Transactions are fair to and in the best interests of Parent and its stockholders, (b) approved and declared advisable this Agreement and the Transactions and (c) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein and (ii) Parent, as the sole stockholder of Merger Sub, has adopted this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has (i) entered into the Equity Commitment Letter with the Equity Investor and the Debt Commitment Letter with the Lenders, which taken together provide the Required Amount (each as hereafter defined), (ii) entered into the Parent Guarantee with the Equity Investor, and (iii) delivered a copy of each of the Equity Commitment Letter, the Debt Commitment Letter and the Parent Guarantee to the Company; and

WHEREAS, upon consummation of the Merger, each share of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares (each as hereafter defined), will be cancelled and converted solely into the right to receive the Merger Consideration, upon the terms and subject to the conditions of and any exceptions in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article I

DEFINITIONS

Section 1.01      Definitions. (a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement with terms no less favorable, in the aggregate, to the Company than those contained in the Confidentiality Agreement; provided, that (i) such confidentiality agreement shall not prohibit compliance by the Company with its obligations under this Agreement and (ii) the standstill provisions contained therein need not restrict or prohibit a person from making or amending a public or private Acquisition Proposal, acquiring the Company or taking any similar action.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified person.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act (as amended), (ii) the UK Bribery Act (as amended), and (iii) any other applicable Law or Order relating to bribery or corruption (governmental or commercial).

“Antitrust Laws” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. § 41-58, as amended; and all other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act, and the terms “beneficially owns” and “beneficially owning” shall have corresponding meanings.

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“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which commercial banks are not required or authorized by Law to close in the City of New York, NY.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116–13, the Consolidated Appropriations Act, 2021, as well as any applicable guidance issued thereunder or relating thereto (including, without limitation, IRS Notice 2020-65, 2020-38 IRB 567, and the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company By-laws” means the Amended and Restated By-laws of the Company, as in effect as of the date of this Agreement.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, as in effect as of the date of this Agreement.

“Company ESPP” means the Company’s Employee Stock Purchase Plan, as in effect as of the date of this Agreement.

“Company Intellectual Property” means all Intellectual Property owned by the Company or any Company Subsidiary.

“Company Stock Plans” means (i) the Company’s 2016 Employee Equity Incentive Plan, as amended in 2017, as further amended in April 2018, as further amended in the second quarter of 2020, as further amended in the third quarter of 2020, (ii) the 2001 Amended and Restated Non-Employee Director Equity Incentive Plan, (iii) the 2006 Non-Employee Director Equity Incentive Plan, (iv) the 2011 Non-Employee Director Equity Plan, (v) the Amended and Restated Company 2016 Non-Employee Director Equity Plan, and (vi) the Company ESPP.

“Company Stockholders’ Meeting” means a duly convened meeting of the stockholders of the Company called to obtain the Company Stockholder Approval, or any valid adjournment or postponement thereof made in accordance with this Agreement.

“Contract” means any written or oral contract, lease, permit, authorization, indenture, note, bond, mortgage, franchise, agreement, indenture, lease, sublease, license, sublicense, permit or any other binding instrument, obligation or commitment of any kind with respect to which there are continuing rights, liabilities or obligations (other than immaterial rights, liabilities or obligations of the type that customarily survive termination of a Contract).

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract (including any credit arrangement) or otherwise.

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“COVID-19” means the COVID-19 or SARS-CoV-2 virus and any evolution or mutation thereof or related or associated pandemics, epidemics or disease outbreaks.

“Credit Facility” means the Amended and Restated Credit Agreement, dated as of October 30, 2015 (as amended, supplemented or otherwise modified from time to time), by and among, inter alios, the Company, as borrower, Bank of America, N.A., as administrative agent and collateral agent, and the financial institutions from time to time party thereto as lenders.

“equity interest” or “equity security” means, with respect to a person, (i) any partnership interests, (ii) any membership or limited liability company interests or units, (iii) any shares of capital stock, (iv) any other interest, participation or Contract that confers on another person the right to receive a share of the profits and losses of, or distribution of assets (including any interest, the value of which is in any way based on, linked to or derived from any interest described in the other clauses of this definition, including stock appreciation, phantom stock, profit participation or other similar rights), (v) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any other person to purchase or otherwise acquire membership or limited liability company interests or units, capital stock, or any other equity securities, (vi) any securities convertible into or exercisable or exchangeable for partnership interests, membership or limited liability company interests or units, capital stock, or any other equity securities, or (vii) any other interest (however designated) classified as an equity security, in each case of clauses (i) through (vii), of such person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means Shares to be cancelled in accordance with Section 3.01(b).

“Financing Sources” means the persons that have committed to provide or arrange or otherwise entered or will enter into agreements in connection with all or any part of the Debt Financing (including the parties to the Commitment Letter and any agreements, any joinder agreements, engagement letters, underwriting agreements, indentures or credit agreements entered into in connection therewith), including the agents, arrangers, lenders, initial purchasers and other entities that have committed to, or will commit to, provide or arrange all or part of the Financing, together with their respective Affiliates and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time.

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“Governmental Authority” means any supranational, federal, national, state, provincial or local, municipal or foreign government, regulatory or administrative authority or commission or other governmental authority or instrumentality or self-regulatory organization (including Nasdaq), domestic or foreign, or any court, tribunal or judicial or arbitral body, arbitrator or mediator.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time, without duplication, (i) the outstanding principal amount of and accrued and unpaid interest on any obligations of the Company or a Company Subsidiary (including all prepayment penalties, premiums, fees and expenses related to the prepayment thereof) for (A) indebtedness for borrowed money (including amounts due and owing under the Credit Facility), and (B) other obligations evidenced by any note, bond, debenture or other similar debt security, (ii) obligations for the deferred purchase price of property or assets (excluding any earn-out payments, contingency payments, installment payments or similar liabilities that are either speculative or not otherwise due and payable and excluding any trade payables or accrued expenses arising in the ordinary course of business), (iii) all reimbursement obligations with respect to letters of credit, bank guarantees, or bankers’ acceptances, in each case, solely to the extent drawn, (iv) obligations associated with leases recorded by the Company or a Company Subsidiary as capital leases (or leases that previously would have been classified as capital leases) in accordance with GAAP, (v) all obligations under interest rate or currency swap transactions or other hedging contracts (valued at the termination value thereof), and (vi) guarantees by the Company or a Company Subsidiary (to the extent of the amount of such guarantees) of any indebtedness of a third party of the type described in the foregoing clauses (i) through (v). Notwithstanding the foregoing, “Indebtedness” shall not include any obligations under operating leases or real property leases or intercompany Indebtedness between the Company or a Company Subsidiary, on the one hand, and the Company or a Company Subsidiary, on the other hand.

“Intellectual Property” means all of the following: (i) any patent and patent application (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), (ii) any trademark, service mark, trade name, business name, trade dress, Internet domain name, social media accounts, together with all goodwill associated exclusively therewith, (iii) any copyright (including copyrights in works of authorship and software), design, design registration and database rights, (iv) any trade secrets, including rights in know-how, formulae, recipes, technology and other confidential and proprietary information, and (v) any other intellectual property rights throughout the world.

“Knowledge of Parent” means the actual knowledge of any of the individuals identified on Schedule 1 hereto.

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“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge of the individuals identified on Section 1.01(a) of the Company Disclosure Schedule.

“Law” means any applicable supranational, federal, national, state, municipal, provincial or local law, statute, constitution, treaty, ordinance, code, decree, or law (including common law), or any rule, regulation, Order or agency requirement of, or issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under any competent Governmental Authority, whether or not inside or outside the United States or any other country.

“liability” or “liabilities” means with respect to any person, any liability, debt, deficiency, penalty, assessment, fine, claim, loss, damage or other obligation of such person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such person.

“Liens” means any and all security interests, pledges, charges, options, puts, calls, preemptive purchase rights, easements, rights of first offer or refusal, mortgages, liens and any other similar encumbrances, other than (i) any license of or grant of a right to use any Intellectual Property or any license of or grant of right disclosed under Section 4.08(a)(xi) of the Company Disclosure Schedule and (ii) solely with respect to any equity security, any restrictions on transfer arising under federal or state securities Laws.

“Material Adverse Effect” means any change, effect, event, occurrence, development, condition or fact that, individually or in the aggregate with all other changes, effects, events, occurrences, developments, conditions or facts, has had or would reasonably be expected to have a material adverse effect on (A) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole or (B) the ability of the Company to consummate the Transactions or perform its obligations hereunder; provided, however, that, solely with respect to the foregoing clause (A), in no event shall any change, effect, event, occurrence, development, condition or fact resulting from or relating to any of the following, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been, or there is reasonably expected to be, a Material Adverse Effect: (i) any change in general political, social, geopolitical or regulatory conditions, (ii) any change in economic, financial, commodity, credit or capital market conditions, including interest, foreign exchange or exchange rates, (iii) any change generally affecting the industries in which the Company and the Company Subsidiaries operate, (iv) any change occurring after the date hereof in accounting requirements or principles required by GAAP (or any authoritative interpretations thereof), (v) any adoption, implementation, promulgation, repeal, modification, change, reinterpretation or proposal occurring after the date hereof of any Law, (vi) any seasonal fluctuations affecting the businesses of the Company or the Company Subsidiaries, (vii) any change in prices, availability or quality of raw materials used in the businesses of the Company or the Company Subsidiaries,

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(viii) social unrest, riots, protests, geopolitical conditions, any outbreak, escalation or acts of terrorism or sabotage, cyberattack, armed hostility or war (whether or not declared), any weather-related event, fire, earthquake, hurricane, flood or other natural disaster, any pandemic, epidemic, public health emergency or outbreak of illness or disease (including in relation to COVID-19) or other public health event or any other force majeure event, whether or not caused by any person (other than the Company or any of its Affiliates or Representatives) or acts of God or other national or international calamity or the worsening of any of the occurrences or conditions referred to in this clause (viii) (except, in each case, to the extent directed at or physically impacting the Company or any of the Company Subsidiaries or any of their respective properties or facilities or any locations at which the Company or any of the Company Subsidiaries operate (which, with respect to pandemics, epidemics, public health emergencies or outbreaks of illness or disease (including COVID-19) or other public health events shall be deemed to include any outbreak or spread of virus, disease or illness occurring at the Company’s or any of the Company Subsidiaries’ properties or facilities or any locations at which the Company or any of the Company Subsidiaries operate), (ix) changes in the market price or trading volume of the Shares or any change affecting the credit ratings or the ratings outlook for the Company or any of the Company Subsidiaries, in each case, in and of itself (it being understood that the underlying facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or taken into account, in determining whether there has or will be a Material Adverse Effect, to the extent not otherwise excluded from this definition), (x) the announcement of this Agreement and the Transactions or the pendency or consummation of the Transactions, including any impact on the Company’s or the Company Subsidiaries’ relationships with employees, customers, suppliers or any other person (including pursuant to contractual relationships), (xi) compliance with the terms of, or the taking of any action required by, or the failure to take any action prohibited by, this Agreement or consented to in writing or requested in writing by Parent, (xii) any failure to meet internal or published projections, forecasts, consensus estimates, performance measures, operating statistics or revenue or earnings predictions for any period, in and of itself (provided, that, except as otherwise provided in this definition, the underlying causes of such failure referred to in this clause (xii) and changes causing the changes referred to in clause (ix) may be considered in determining whether there is a Material Adverse Effect), (xiii) the identity of, or any facts relating to, Parent or Merger Sub or (xiv) any Actions relating to this Agreement or the Transactions made or brought by any of the current or former stockholders of the Company (whether on their own behalf or on behalf of the Company); provided, however, that the exceptions set forth in clauses (i), (ii), (iii), (iv), (v) and (vii) shall only apply to the extent that such event, circumstance, development, change or effect does not have a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, compared to other companies that operate in the industry and geographic markets in which the Company and the Company Subsidiaries operate.

“Nasdaq” means The NASDAQ Global Select Market.

“Order” means, with respect to any person, any injunction, order, writ, decree, consent decree, judgment, ruling, verdict, stipulation, determination or award entered, issued, made or rendered by any Governmental Authority of competent jurisdiction affecting such person or any of its properties.

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“Parent Material Adverse Effect” means any change, effect, event, occurrence, development, condition or fact that, individually or in the aggregate, (i) prevents, materially delays or impedes the consummation of the Transactions by Parent or Merger Sub or otherwise prevents, materially delays or impedes Parent or Merger Sub from performing its obligations under this Agreement or (ii) would reasonably be expected to prevent, materially and adversely delay or impede the consummation of the Transactions by Parent or Merger Sub or otherwise prevent, materially and adversely delay or impede Parent or Merger Sub from performing its obligations under this Agreement.

“Payoff Indebtedness” means Indebtedness of the type described in clause (i) of the definition of “Indebtedness”, and with respect to such Indebtedness described in clause (i), Indebtedness of the type described in clause (vi).

“Permitted Lien” means (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or similar Liens arising in the ordinary course of business, covering amounts that are not yet due and payable or which are being contested in good faith by appropriate proceedings, for which appropriate reserves have been maintained in accordance with GAAP and as to which there is no default on the part of the Company or any of the Company Subsidiaries, (ii) statutory Liens for Taxes, assessments and other governmental charges and levies that (A) are not due and payable or (B) are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (iii) Liens arising in the ordinary course affecting the interest of the grantor of any easements benefiting Owned Real Property that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and occupancy of the Owned Real Property to which they relate, (iv) defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters affecting real property that would be evident from the records of the relevant Governmental Authority maintaining such records, in each case, that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and occupancy of the real property to which they relate, (v) zoning, building and other similar codes and regulations, provided, that such restrictions do not prohibit or materially impair the current use of any Owned Real Property or Leased Real Property from the manner in which such property is currently being used, (vi) Liens securing payment, or any other obligation, of the Company or the Company Subsidiaries with respect to outstanding Indebtedness that will be released in their entirety at or prior to the Closing, (vii) Liens to be discharged in their entirety at or prior to the Effective Time, (viii) Liens created by or arising from the actions of Parent, Merger Sub or their respective Affiliates and (ix) such other Liens as would not reasonably be expected to materially interfere with the business or operations of the Company and the Company Subsidiaries, as currently conducted.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, joint venture, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or government, political subdivision, agency or instrumentality of a government.

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“Pre-Closing Period” means the period between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

“Registered Company Intellectual Property” means Company Intellectual Property that has been issued by, registered or filed with, renewed by or is the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Representatives” means, with respect to any person, such person’s officers, directors, employees, financial advisors, accountants, Affiliates, consultants, legal counsel, agents and other representatives and advisors.

“Required Information” means (a) the audited consolidated balance sheets of the Company as of, and the related consolidated statements of operations, statements of comprehensive income, statements of equity and statements of cash flows for the fiscal years ended, December 31, 2018 and 2019, and each subsequent fiscal year (if any) ended at least 90 days prior to the Closing Date and (b) the unaudited consolidated balance sheet of the Company as of, and the related consolidated statements of operations, statements of comprehensive income, statements of equity and statements of cash flows for each of the first three fiscal quarters of 2020, and each subsequent fiscal quarter (if any) ended at least 45 days prior to the Closing Date (other than the last fiscal quarter of any fiscal year).

“Sanctioned Country” means any country or region that is the target or subject of comprehensive territorial-based economic sanctions or trade restrictions of the United States.

“Sanctioned Person” means any person that is the target or subject of economic sanctions, trade restrictions, or similar restrictions imposed by the United States, including (a) any person identified in any sanctions list maintained by the U.S. government, including the U.S. Department of Treasury, Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, and the U.S. Department of State; (b) any person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country; and (c) any person directly or indirectly majority owned or controlled by or acting for the benefit or on behalf of a person described in clauses (a) or (b).

“Sanctions Laws” means all applicable United States Laws concerning embargoes, economic sanctions, export or import controls or restrictions, the ability to make or receive international payments, the ability to engage in international transactions, or the ability to take an ownership interest in assets located in a foreign country, including those administered by Office of Foreign Assets Control of the U.S. Treasury Department, the Bureau of Industry and Security of the U.S. Department of Commerce and the U.S. Department of State.

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“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” or “Subsidiaries” of any person means another person (other than an individual), of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Tax” or “Taxes” means any and all federal, state, local and foreign taxes, duties, fees, imposts, levies or other governmental assessments, tariffs, charges of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including all income, capital gains, goods and services, branch, gross receipts, capital, net worth, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer (including real property transfer or gains), conveyance, severance, production, registration, value added, ad valorem alternative or add-on minimum and other similar taxes and other taxes imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed with respect thereto.

“Tax Returns” means any returns, declarations, claims for refund, or information returns or statements, reports, elections, designations, estimates, and forms relating to Taxes that are required to be filed with any Governmental Authority, including any schedule or attachment thereto and any amendment thereof.

“Union” means any labor union, trade union, works council, or other employee representative body.

“Willful and Material Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, a deliberate action or omission (i) where the breaching party knows (or such party acting reasonably should have known) such action or omission is or would reasonably be expected to result in a breach of such representation, warranty, agreement or covenant and (ii) such action or omission constitutes a material breach of this Agreement.

(b)	The following terms have the meaning set forth in the Sections set forth below:
Defined Term	Section
Acquisition Agreement	§ 7.03(b)
Acquisition Proposal	§ 7.03(j)(i)
Action	§ 4.07
Adverse Recommendation Change	§ 7.03(d)

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Defined Term	Section
Agreement	Preamble
Authorizations	§ 4.09(a)
Book-Entry Shares	§ 3.02(b)
Certificate	§ 3.02(b)
Certificate of Merger	§ 2.03
Certificates	§ 3.02(b)
Closing	§ 2.02
Closing Date	§ 2.02
Closing Failure Notice	§ 9.01(d)(iv)
Commitment Letters	§ 5.08(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Common Stock	Recitals
Company Disclosure Schedule	Article IV
Company Preferred Stock	§ 4.02(a)
Company Related Parties	§ 9.03(c)
Company Stockholder Approval	§ 4.20(b)
Company Subsidiary	§ 4.01(b)
Company Termination Fee	§ 9.03(a)(i)
Confidentiality Agreement	§ 7.02(b)
Covered Employee	§ 7.05(a)
Debt Commitment Letter	§ 5.08(a)
Debt Financing	§ 5.08(a)
Deferred Stock Unit	§ 3.04(a)
Definitive Financing Agreements	§ 7.14(a)
DGCL	Recitals
Dissenting Shares	§ 3.06(a)
Effective Time	§ 2.03
Environmental Claims	§ 4.14(b)
Environmental Laws	§ 4.14(b)
Equity Commitment Letter	§ 5.08(a)
Equity Financing	§ 5.08(a)
Equity Investor	§ 5.08(a)
ERISA Affiliate	§ 4.11(c)
Excluded Benefits	§ 7.05(a)
Expense Reimbursement Obligation	§ 9.03
Fee Letter	§ 5.08(a)
Financing	§ 5.08(a)
Hazardous Materials	§ 4.14(b)
Indemnified Parties	§ 7.04(a)
Intervening Event	§ 7.03(j)(ii)
IRS	§ 4.11(b)
Leased Real Property	§ 4.12(b)
Lenders	§ 5.08(a)

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Defined Term	Section
Lookback Start Date	§ 4.05(a)
Merger	Recitals
Merger Consideration	§ 3.01(a)
Merger Sub	Preamble
Multiemployer Plan	§ 4.11
Non-Recourse Party	§ 10.14
Outside Date	§ 9.01(c)(i)
Owned Real Property	§ 4.12(a)
Parent	Preamble
Parent Guarantee	§ 5.09
Parent Related Parties	§ 9.03(c)
Parent Termination Fee	§ 9.03(a)(iii)
Parent Welfare Benefit Plans	§ 7.05(c)
Paying Agent	§ 3.02(a)
Payment Fund	§ 3.02(a)
Performance Stock Unit	§ 3.04(a)
Plans	§ 4.11(a)
Principal Customer	§ 4.19(a)
Principal Supplier	§ 4.19(b)
Proxy Statement	§ 4.04(b)
Real Property Leases	§ 4.12(b)
Release	§ 4.14(b)
Required Amount	§ 5.08(c)
Restricted Stock Unit	§ 3.04(a)
SEC Documents	Article IV
SEC Reports	§ 4.05(a)
Selected Contract	§ 4.08(a)
Share	§ 3.01(a)
Shares	§ 3.01(a)
Solvent	§ 5.10
Stock Unit	§ 3.04(a)
Superior Proposal	§ 7.03(j)(iii)
Surviving Company	§ 2.04
Termination Date	§ 9.01
Transaction Litigation	§ 7.11
Transactions	Recitals
WARN	§ 4.10(e)

Article II

THE MERGER

Section 2.01      The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.

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Section 2.02      Closing. Unless this Agreement shall have been terminated in accordance with Section 9.01, subject to the provisions of this Agreement and pursuant to the DGCL, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on the later of (a) the second (2nd) Business Day after the satisfaction or, to the extent permitted by Law, written waiver by the party benefitting therefrom of all of the conditions to Closing set forth in Article VIII (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to their satisfaction or, to the extent permitted by Law, waiver by the party benefitting therefrom at the Closing) and (b) April 16, 2021, either (x) remotely by telephone and electronic communication and exchange of documents or (y) physically at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, or at such other place, at such time or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing occurs shall be referred to as the “Closing Date.”

Section 2.03      Effective Time. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in order to give effect to the Merger. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”

Section 2.04      Effects of the Merger. As a result of the Merger, (a) the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”) and (b) the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.

Section 2.05      Certificate of Incorporation and By-laws of the Surviving Company. At the Effective Time, (a) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as a result of the Merger so as to read in its entirety as set forth in Annex A and shall be the certificate of incorporation of the Surviving Company and (b) the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company, in each case, until thereafter amended as provided therein or by applicable Law (and, in each case, subject to Section 7.04).

Section 2.06      Directors and Officers of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Company.

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Section 2.07      Subsequent Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances, instruments or any other actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Company as a result of, or in connection with, the Merger, the Transactions or otherwise to carry out this Agreement, then the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments, assurances and instruments and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise in connection with, the Merger.

Article III

CONVERSION OF Shares; EXCHANGE OF CERTIFICATES

Section 3.01      Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a)         Conversion of Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Share” and collectively, the “Shares”), other than any Excluded Shares and any Dissenting Shares, shall be cancelled and shall cease to exist and shall be converted automatically solely into the right to receive $26.00 in cash, without interest and subject to applicable withholding in accordance with Section 3.07 (the “Merger Consideration”). The Merger Consideration is payable in accordance with Section 3.02(b).

(b)         Cancellation of Excluded Shares. Each Share held in the treasury of the Company or owned by any direct or indirect wholly-owned Company Subsidiary and each Share owned by Merger Sub, Parent or any direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c)         Shares of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company.

Section 3.02      Exchange of Certificates.

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(a)         Paying Agent. Prior to the Effective Time, Parent shall (i) appoint a bank or trust company approved (such approval not to be unreasonably withheld, conditioned or delayed) in advance by the Company to act as agent (the “Paying Agent”) for the purpose of effecting payments to the holders of Shares entitled to receive the Merger Consideration, and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to each of the Company and Parent, with such Paying Agent for the payment of the Merger Consideration in accordance with this Agreement. Prior to, or substantially concurrently with, the Effective Time on the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares issued and outstanding immediately prior to the Effective Time, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 3.01(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated the highest quality by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion (based on the most recent financial statements of such bank which are then publicly available), or a combination of the foregoing. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Company. To the extent that there are losses with respect to such investments, such that the Payment Fund diminishes below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

(b)         Exchange Procedures. Promptly after the Effective Time (and in no event later than two (2) Business Days thereafter), Parent shall direct the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 3.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Shares to the Paying Agent) and (ii) instructions for use in effecting the surrender of the certificates formerly evidencing such Shares (each, a “Certificate” and, together, the “Certificates”) or the non-certificated Shares represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration. Upon proper surrender of Certificates (or effective affidavits of loss and delivery of an indemnity bond reasonable in amount, if reasonably requested by Parent, in lieu thereof pursuant to Section 3.02(e)) to the Paying Agent for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto (and such other documents as may customarily be required by the Paying Agent), the former holder of such Shares shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive pursuant to Section 3.01(a), and the Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate or Book-Entry Share so surrendered is registered if the Certificate or Book-Entry Share representing such Shares shall be presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other Taxes required solely by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or Book-Entry Share or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable.

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Until properly surrendered as contemplated by this Section 3.02, each Certificate or Book-Entry Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate or Book-Entry Share is entitled pursuant to this Article III. No interest shall be paid or will accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article III. Notwithstanding anything to the contrary in this Section 3.02, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each registered holder of one or more Book-Entry Shares shall upon receipt by the Paying Agent of an “agent’s” message in customary form (or such other evidence, if any, as the Paying Agent or Parent may reasonably require) be entitled to receive, and the Surviving Company shall cause the Paying Agent to pay and deliver as soon as reasonably practicable after receipt of such agent’s message (or such other evidence, if any, as the Paying Agent or Parent may reasonably require), the Merger Consideration for each Book-Entry Share.

(c)         No Further Rights. From and after the Effective Time, holders of Shares shall cease to have any rights as stockholders of the Company, except as provided herein or by Law.

(d)         Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the former holders of Shares twelve (12) months after the Effective Time shall be delivered to the Surviving Company, upon demand, and any holders of Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Company for, and the Surviving Company shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Payment Fund remaining unclaimed by holders of Shares as of the earlier of (i) the fifth (5th) anniversary of the Closing Date and (ii) a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of any person previously entitled thereto. Neither Parent nor the Surviving Company shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)         Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon (i) the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and (ii) if reasonably required by the Surviving Company, an indemnity bond reasonable in amount, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 3.01(a).

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Section 3.03      Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent or Parent for any reason shall be cancelled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 3.01(a).

Section 3.04      Stock Units; Company Stock Plans.

(a)         At the Effective Time, (i) each restricted stock unit subject only to service-based vesting restrictions (each, a “Restricted Stock Unit”) granted under the Company Stock Plans and outstanding as of immediately prior to the Effective Time shall become fully vested (to the extent unvested) as of immediately prior to the Effective Time and shall be cancelled as of the Effective Time, subject to the payment pursuant to Section 3.04(b), (ii) each restricted stock unit subject, in whole or in part, to performance-based vesting restrictions (each a “Performance Stock Unit”) granted under the Company Stock Plans and outstanding as of immediately prior to the Effective Time shall become fully vested as of immediately prior to the Effective Time as to the greater of the number of Performance Stock Units that would vest based on (x) target performance level as of immediately prior to the Effective Time or (y) actual performance through the date immediately prior to the Effective Time, and, in each case, shall be cancelled as of the Effective Time, subject to the payment pursuant to Section 3.04(b) and (iii) each deferred stock unit (each a “Deferred Stock Unit”, and together with the Restricted Stock Units and Performance Stock Units, a “Stock Unit”) granted under the Company Stock Plans and outstanding as of immediately prior to the Effective Time shall become fully vested (to the extent unvested) as of immediately prior to the Effective Time and shall be cancelled as of the Effective Time, subject to the payment pursuant to Section 3.04(b).

(b)         Each Stock Unit shall be cancelled as of the Effective Time and converted into the right to receive, immediately after the Effective Time (and in no event later than five (5) days following the Effective Time), an amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the aggregate number of Shares subject to such Stock Unit (determined in accordance with Section 3.04(a)). All such payments shall be subject to all applicable Tax withholding requirements.

(c)         Prior to the Effective Time, the Company Board (or, if applicable, any committee thereof administering the Company ESPP) shall adopt such resolutions or take such other necessary actions such that: (i) with respect to any Offering Period(s) (as such term is defined in the Company ESPP) in progress as of the date of this Agreement under the Company ESPP, such Offering Period(s) shall terminate and any option to purchase Shares under the Company ESPP shall be deemed to have been exercised upon the earlier to occur of (A) the day that is no later than two Business Days prior to the Effective Time or (B) the date on which such Offering Period(s) would otherwise end, and no additional Offering Period(s) shall commence under such Company ESPP after the date of this Agreement; (ii) no individual participating in the Company ESPP shall be permitted to (A) increase the amount of his, her or its rate of payroll contributions thereunder from the rate in effect as of the date of this Agreement, or (B) except to the extent required by applicable Law, make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement;

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(iii) no individual who is not participating in the Company ESPP as of the date of this Agreement may commence participation in the Company ESPP following the date of this Agreement; (iv) the amount of the accumulated contributions of each participant under the Company ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase Shares in accordance with the terms and conditions of the Company ESPP be refunded to such participant as of the Effective Time; and (v) subject to the consummation of the Merger, the Company ESPP shall terminate, effective immediately prior to the Effective Time.

(d)         Prior to the Effective Time, the Company shall, as applicable, provide any notice required under the terms of the Company Stock Plans, obtain any necessary consents, adopt applicable resolutions, amend the terms of the Company Stock Plans or any outstanding awards and take all other appropriate actions to give effect to the Transactions. The Company shall provide Parent with documentation evidencing the completion of the foregoing actions in clauses (a), (b), (c), and (d) (provided that the Company shall provide Parent with an opportunity to review and comment on, and the Company shall consider such comments in good faith for incorporation into, such documentation) no later than ten (10) Business Days prior to the Effective Time.

(e)         Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the Transactions and any other dispositions of Shares or other equity securities of the Company (including derivative securities) in connection with this Agreement by each person who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, as amended.

Section 3.05      Certain Adjustments. Without limiting the other provisions of this Agreement, if the outstanding Shares are changed into a different number or class of shares due to any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares occurring on or after the date hereof and prior to the Effective Time, the Merger Consideration as provided in Section 3.01(a) shall be equitably adjusted to reflect the effect thereof.

Section 3.06      Dissenting Shares.

(a)         Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. At the Effective Time, all Dissenting Shares will no longer be outstanding and automatically will be cancelled and will cease to exist, and, except as otherwise provided by applicable Laws, each holder of Dissenting Shares will cease to have any rights with respect to the Dissenting Shares, other than such rights as are granted under such Section 262. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon and subject to applicable withholding in accordance with Section 3.07, upon surrender, in the manner provided in Section 3.02, of the certificate or certificates that formerly evidenced such Shares.

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(b)         The Company shall give Parent (i) prompt (and in any event, within one (1) Business Day of receipt by the Company) notice and copies of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct and control (or, if Parent elects not to so direct and control, the right to participate (but not appear on the record) in, and be kept reasonably apprised by the Company of all material developments with respect to) all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment, or offer or agree to make any payment, with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 3.07      Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Paying Agent, the Surviving Company and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Stock Units, such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax Laws and pay such withholding amount over to the appropriate Governmental Authority; provided, however, that, other than with respect to any compensatory payments, including any payments to a holder of Stock Units, if the Paying Agent, the Surviving Company or Parent, as the case may be, determines that any amount is so required to be deducted and withheld, the Paying Agent, the Surviving Company or Parent, as the case may be, shall cooperate in good faith to reduce or eliminate the deduction and withholding of such amount and provide a reasonable opportunity to provide forms or other documentation that would exempt such amounts from deduction and withholding. To the extent that amounts are so properly withheld and timely paid over to the appropriate Governmental Authority by the Paying Agent, the Surviving Company, Merger Sub or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or Stock Units in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Company, Merger Sub or Parent, as the case may be. Notwithstanding anything to the contrary in this Agreement, all compensatory amounts subject to payroll reporting and withholding payable pursuant to or as contemplated by this Agreement will be paid through the applicable payroll system in accordance with applicable payroll procedures.

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Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure schedule prepared by the Company and delivered to Parent and Merger Sub in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), or (b) as disclosed in any report, schedule, form, statement or other document (including all exhibits and other information incorporated by reference therein and all amendments and supplements thereto) filed with, or furnished to, the SEC by the Company, or incorporated by reference into such document, in each case, on or after December 31, 2018 and publicly available at least one (1) Business Day prior to the date of this Agreement (collectively, the “SEC Documents”) (but excluding any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein), any disclosure of risks explicitly included in any “forward-looking statements” disclaimer and any other disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature (other than any factual information contained therein)), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.01      Organization and Qualification; Company Subsidiaries.

(a)         The Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to carry on its business as presently conducted. Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to carry on its business as presently conducted, except (other than with respect due organization and valid existence) as would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each other jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of (i) the Company Charter and (ii) the Company By-laws, in each case as in effect on the date of this Agreement, are included in the SEC Documents. The Company is not in violation of any provisions of the Company Charter or the Company By-laws, except for violations that would not have a Material Adverse Effect or prevent the consummation of the Merger.

(b)         Section 4.01(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all the Subsidiaries of the Company (each Subsidiary of the Company, a “Company Subsidiary”), the jurisdiction of organization thereof and the ownership interest of the Company in each Company Subsidiary. Except for its interests in the Company Subsidiaries disclosed in Section 4.01(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of, or other equity or similar interests in, or any interest convertible into or exchangeable or exercisable for, or measured by reference to, any equity or similar interest in, any corporation, partnership, joint venture, association or other entity. The Company has made available to Parent a true and complete copy of the certificate of incorporation and by-laws (or equivalent organizational documents) of each material Company Subsidiary, each as in effect as of the date of this Agreement.

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Each such certificate of incorporation and by-laws (or equivalent organizational documents) is in full force and effect. None of the Company Subsidiaries is in violation of any of the provisions of its certificate of incorporation and by-laws (or equivalent organizational documents), except for violations that would not have a Material Adverse Effect or prevent the consummation of the Merger.

Section 4.02      Capitalization.

(a)         The authorized share capital of the Company consists of (i) 125,000,000 Shares and (ii) 2,000,000 shares of preferred stock, par value $0.10 per share (“Company Preferred Stock”).

(b)         As of the close of business on February 12, 2021, (i) 30,605,899 Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) no Shares were held in the treasury of the Company, (iii) no Shares were held by the Company Subsidiaries, (iv) 1,640,952 Shares were reserved for future issuance pursuant to awards outstanding under the Company Stock Plans (including 700,090 Shares reserved for issuance pursuant to outstanding Restricted Stock Units, 674,820 Shares reserved for issuance pursuant to outstanding Performance Stock Units (assuming settlement of such awards based on attainment of performance goals at maximum level, of which 337,410 Shares would be issued pursuant to outstanding Performance Stock Units if such awards were settled based on attainment of performance goals at target level) and 266,042 Shares reserved for issuance pursuant to outstanding Deferred Stock Units) and (v) no shares of Company Preferred Stock were issued and outstanding. Since February 12, 2021 through the date of this Agreement, other than in connection with the settlement or exercise, as applicable, of Stock Units, neither the Company nor any of the Company Subsidiaries has issued any securities.

(c)         Except as set forth in this Section 4.02 or Section 4.02 of the Company Disclosure Schedule, as of the close of business on February 12, 2021, there were no options, warrants or other rights or Contracts obligating the Company or any Company Subsidiary to issue or sell any shares of, or other equity interests in, the Company or any Company Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as contemplated by this Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to (i) repurchase, redeem or otherwise acquire any Shares or other equity interests, (ii) grant or issue any subscription, option, warrant, call, convertible securities or similar right relating to any Shares or other equity interests or (iii) make any investment in (whether in the form of a subscription obligation, loan, capital contribution credit enhancement, capital account funding obligation, assumption of Indebtedness or otherwise) any person (other than any wholly-owned Company Subsidiary). None of the Company or any Company Subsidiary is a party to any stockholders’ agreement, proxy, voting trust agreement or registration rights agreement or similar agreements, arrangements or commitments relating to any equity securities of the Company or any Company Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any equity securities of the Company or any Company Subsidiary.

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(d)         Each outstanding capital share, limited liability company interest, partnership interest or equity interest or similar interest of each Company Subsidiary that is held, directly or indirectly by the Company, is duly authorized, validly issued, fully paid and nonassessable and was issued free and clear of preemptive (or similar) rights, and each such share or interest is owned by the Company or a Company Subsidiary free and clear of all Liens, other than Permitted Liens. There are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which any Company Subsidiary is a party or by which any of them is bound (i) obligating any such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock, or other voting securities of or equity interest in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of or equity interest in, any Company Subsidiary or (ii) that give any person the right to receive any economic interest of a nature accruing to the holders of capital stock of any of the Company Subsidiaries.

(e)         There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote.

Section 4.03      Authority Relative to This Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or, subject to the receipt of the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL, to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

Section 4.04      No Conflict; Required Filings and Consents.

(a)         The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Company Charter or the Company By-laws, (ii) conflict with or violate the certificate of incorporation or by-laws (or equivalent organizational documents) of any Company Subsidiary, (iii) assuming that all consents, approvals, authorizations and permits described in Section 4.04(b) have been obtained and all filings, notifications and other actions described in Section 4.04(b) have been made or taken, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which the Company or any Company Subsidiary or their respective properties or assets is bound,

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or (iv) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by the Company or any Company Subsidiary under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens (other than Permitted Liens) in connection with, any Contract to which the Company or any Company Subsidiary is a party or by which the Company or a Company Subsidiary or their respective properties or assets is bound, except, with respect to each of the foregoing clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, rights or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect or prevent consummation of the Merger.

(b)         The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, Authorization or permit of, or filing with or notification to, any Governmental Authority by the Company, except (i) where the failure to obtain such consents, approvals, Authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect, or prevent the consummation of the Merger, (ii) applicable requirements of the Securities Act and the Exchange Act, (iii) the filing with the SEC of a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) relating to the adoption of this Agreement and approval of the Transactions by the stockholders of the Company, (iv) any filings required under the rules and regulations of Nasdaq, (v) the filing of appropriate merger documents as required by the DGCL, (vi) the premerger notification and waiting period requirements of the HSR Act, and (vii) any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority required as a result of any facts or circumstances relating solely to Parent, Merger Sub or their Affiliates or their investors.

Section 4.05      SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)         The Company has timely filed all material forms, reports, statements, schedules and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) required to be filed by it with the SEC since July 1, 2018 (the “Lookback Start Date”) (as amended and supplemented from time to time, collectively, the “SEC Reports”). The SEC Reports (i) as of their respective dates of filing, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, and the Sarbanes-Oxley Act of 2002, as applicable, and, in each case, the rules and regulations promulgated thereunder, and (ii) except to the extent amended or superseded by a subsequent filing, did not, at the time they were filed, or, if amended, as of such amendment (or with respect to the SEC Reports filed after the date of this Agreement, will not), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is subject to the periodic reporting requirements of the Exchange Act (other than in its capacity as a Company Subsidiary). As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Reports. To the Knowledge of the Company, as of the date hereof, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC investigations.

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(b)         Each of the consolidated financial statements of the Company (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to the absence of notes and normal and recurring year-end adjustments that would not be material to the Company and the Company Subsidiaries, taken as a whole).

(c)         The Company has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and Rule 13a-15(f) of the Exchange Act), reasonably designed to (i) provide reasonable assurances that material information relating to the Company, including its consolidated Subsidiaries, is made known to the principal executive officer, the principal financial officer and the principal accounting officer of the Company by others within those entities and, to the Company’s Knowledge, such disclosure controls and procedures are effective in all material respects in timely alerting the principal executive officer, the principal financial officer and the principal accounting officer of the Company to all material information required to be disclosed by the Company in the reports filed under the Exchange Act and (ii) provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. Since the Lookback Start Date, none of the Company Board nor, to the Knowledge of the Company, the Company’s auditors have been advised of, and the Company’s principal executive officer, principal ﬁnancial officer and principal accounting officer have not disclosed, based on their most recent evaluation prior to the date of this Agreement, to the Company’s auditor and the Company Board (A) any “signiﬁcant deﬁciencies” or “material weaknesses” (each as defined in Rule 12b-2 of the Exchange Act) in the systems of internal controls over ﬁnancial reporting that has not been subsequently remedied or (B) any fraud, whether or not material, that involves management or other employees who have a signiﬁcant role in the Company’s internal control over financial reporting. Since the Lookback Start Date, there have been no written complaints received by the Company from a Governmental Authority regarding accounting, internal accounting controls or auditing practices.

(d)         Except for matters reflected or reserved against in the most recent consolidated balance sheet of the Company (or the notes thereto) included in the SEC Reports, neither the Company nor any Company Subsidiaries has any liabilities or obligations that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company, except liabilities and obligations that (i) were incurred since the date of such balance sheet in the ordinary course of business, in each case, which have not resulted from or arisen out of, and do not relate, to any breach or violation of, or default under, any Contract, Authorization or Law, (ii) are incurred in connection with the Transactions (and not in connection with any transactions contemplated in alterative thereto) or (iii) would not, individually or in the aggregate, have a Material Adverse Effect.

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(e)         Except as set forth on Section 4.05(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any liability in respect of Indebtedness (other than intercompany Indebtedness among the Company and/or any Company Subsidiary) or of any guarantee, endorsement or suretyship of or with respect to any Indebtedness of any other person (other than the Company or any Company Subsidiary).

(f)         There is no material unclaimed property or escheat obligation with respect to property or other assets held or owned by the Company or any of the Company Subsidiaries, and the Company and the Company Subsidiaries are in compliance with applicable Law relating to unclaimed property or escheat obligations, except as would not have a Material Adverse Effect.

Section 4.06      Absence of Certain Changes or Events. Between September 30, 2020 and the date of this Agreement:

(a)         there has not been a Material Adverse Effect; and

(b)         the Company and the Company Subsidiaries (1) have conducted their business in the ordinary course of business in all material respects, (2) have not taken any action which would have required the consent of Parent pursuant to clauses (g), (i), (j), (n), (o) or (s) of Section 6.01 if such action had been taken after the date hereof and prior to the earlier of the Effective Time and the termination of this Agreement in accordance with Section 9.01 and (3) have not caused or permitted to occur:

(i)       any split, combination or reclassification of any capital stock of the Company or issuance or authorization of issuance of any other securities in lieu of or in substitution for shares of any capital stock of the Company (other than issuances of Stock Units);

(ii)       any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any shares of capital stock of the Company or any equity interests of any Company Subsidiary (except for any acquisition of shares of a Company Subsidiary by the Company or another Company Subsidiary) or any options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares, equity interests or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares, other than (A) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (B) the acquisition by the Company of Shares pursuant to a re-purchase plan that was publicly announced prior to the date hereof and (C) the acquisition by the Company of Stock Units in connection with the forfeiture of such awards;

(iii)       any change in accounting methods, principles or practices by the Company or any Company Subsidiary which has materially affected the consolidated assets, liabilities or results of operations of the Company, except as required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law;

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(iv)       except as required by applicable Law, by the terms of any Plan set forth in the Company Disclosure Schedule or by the terms of this Agreement and except in the ordinary course of business, any (A) increase in the compensation, bonus, pension, welfare, severance or termination pay, fringe or other benefits payable or that could become payable by the Company or any of the Company Subsidiaries to any executive officer with base compensation in excess of $250,000, (B) entry into any employment, consulting, severance, retention or termination agreement or arrangement with any director or executive officer of the Company, (C) establishment, adoption or entry into or amending in any material respect any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (D) establishment, adoption, entry into, modification or termination of any Plan, (E) act to accelerate or fund or in any other way secure any rights or benefits under any Plan with respect to any executive officer of the Company with base compensation in excess of $250,000 to the extent not already provided in any such Plan, (F) payment of any bonus to any executive officer of the Company with base compensation in excess of $250,000, (G) action to amend, waive or accelerate any rights or benefits under any Plan, or (H) grant, amendment or modification of any equity or equity-based awards;

(v)       any acquisition of any material business (including by merger, consolidation, acquisition of stock or assets or otherwise), except for any acquisition for consideration that is individually not in excess of $5,000,000 or in the aggregate not in excess of $10,000,000; and

(vi)       any incurrence of any Indebtedness, other than (A) intercompany Indebtedness among the Company and/or any Company Subsidiary, (B) the issuance of letters of credit, bank guarantees and surety bonds in the ordinary course of business and (C) Indebtedness incurred, assumed or otherwise entered into in the ordinary course of business (including any borrowings under the Company’s existing credit facilities) in an amount no greater than $5,000,000 in the aggregate.

Section 4.07      Absence of Litigation. Except as set forth on Section 4.07 of the Company Disclosure Schedule, there is no, and since the Lookback Start Date there has been no, litigation, suit, claim, arbitration, mediation, action, Governmental Authority investigation or other proceeding (each of the foregoing, an “Action”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, by or before any Governmental Authority that would have a Material Adverse Effect or prevent the consummation of the Transactions.  Neither the Company nor any Company Subsidiary is subject to any Order that remains outstanding against the Company or the Company Subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect or prevent the consummation of the Transactions.

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Section 4.08      Selected Contracts.

(a)         Except for this Agreement, any intercompany agreements solely between or among any of the Company and any Company Subsidiaries and any Contracts filed as exhibits to the SEC Documents, Section 4.08 of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of:

(i)       each mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to the Indebtedness of the Company or any Company Subsidiary, in each case, in the aggregate in excess of $10,000,000, is outstanding, other than any such Contract solely between or among any of the Company and any Company Subsidiary or between or among any Company Subsidiaries and any letters of credit for which the Company or any Company Subsidiary is the obligor;

(ii)       each Contract to which the Company or any Company Subsidiary is a party that by its terms calls for aggregate payments by or to the Company or any Company Subsidiary of more than $4,000,000 over the remaining term of such Contract, except for any Contract that may be cancelled, without any material penalty or other material liability to the Company or any Company Subsidiary, upon notice of ninety (90) days or less;

(iii)       each Contract to which the Company or any Company Subsidiary is a party entered into since the Lookback Start Date, in each case, relating to the acquisition or disposition by the Company or any Company Subsidiary of properties or assets, in each case, for aggregate consideration of more than $8,000,000 or containing material obligations on the Company or Company Subsidiary party thereto that are continuing, except for any Contract relating to the Transactions;

(iv)       each Contract of the Company or any Company Subsidiary that restricts in any way the ability of the Company or such Company Subsidiary to compete with any business or in any geographical area or to solicit customers or solicit or hire employees or other individual service provides, in each case, that limits in any material respect the operation of the businesses of the Company or any material Company Subsidiary and that may not be cancelled by the Company or the applicable Company Subsidiary upon notice of ninety (90) days or less without material penalty or other material liability to the Company or any Company Subsidiary;

(v)       each Contract of the Company or any material Company Subsidiary which contains “most favored nation”, “exclusivity”, minimum take or pay provisions or provisions similar to any of the foregoing;

(vi)       each Contract that grants to any person any option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any assets of the Company or any Company Subsidiary that has a value in excess of $4,000,000, except those entered into in the ordinary course of business;

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(vii)       each Contract of the Company or any Company Subsidiary that establishes a partnership, joint venture or similar arrangement;

(viii)       each Contract that is a settlement, conciliation or similar agreement (A) which would require the Company or any of the Company Subsidiaries to pay consideration of more than $2,500,000 after the date of this Agreement or (B) that subjects (or would subject) the Company or any Company Subsidiary to any equitable relief or other material ongoing requirements (other than payment requirements) or restrictions;

(ix)       each Contract that is between the Company or any Company Subsidiary, on the one hand, and any director, officer, employee or independent contractor of the Company or any Company Subsidiary or any person beneficially owning five percent (5%) or more of the outstanding Shares, on the other hand, except for any Plan;

(x)       each Contract to which any Principal Customer is a party;

(xi)       each Contract that is material to the conduct of the businesses of the Company and the Company Subsidiaries, taken as a whole, under which a Company or any Company Subsidiary (A) licenses or receives any rights to any material Intellectual Property from a third party (other than non-exclusive licenses for commercial off-the-shelf software) or (B) licenses or grants any rights to any material Company Intellectual Property (other than non-exclusive licenses of Company Intellectual Property granted in the ordinary course of business); and

(xii)       each Contract to which any Principal Supplier is a party (other than purchase orders) that has a remaining term of more than ninety (90) days and that may not be cancelled by the Company or any Company Subsidiary without penalty or other material liability upon notice of ninety (90) days or less.

Each Contract set forth in Section 4.08 of the Company Disclosure Schedule or required to be set forth thereon or that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act is referred to herein as a “Selected Contract.”

(b)         As of the date of this Agreement, the Company has made available to Parent true and complete copies of each Selected Contract. Except as would not, individually or in the aggregate, have a Material Adverse Effect (i) each of the Selected Contracts is valid and binding on the Company or a Company Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, (ii) each Selected Contract is in full force and effect and, to the Knowledge of the Company, as of the date of this Agreement, there is no breach or default under any Selected Contract by any other party thereto, (iii) there is no breach or default under any Selected Contract by the Company or any Company Subsidiary, (iv) no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default under any Selected Contract by the Company or any Company Subsidiary and (v) as of the date of this Agreement, to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default under any Selected Contract by any other party thereto.

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Section 4.09      Compliance with Laws.

(a)         Each of the Company and each Company Subsidiary is, and since the Lookback Start Date has been, in compliance with all Laws applicable to its business or operations, in each case except for instances of noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and each Company Subsidiary has in effect, and is in compliance with, all approvals, authorizations, registrations, licenses, exemptions, permits and consents of Governmental Authorities (collectively, “Authorizations”) necessary for it to conduct its business as presently conducted, except for such Authorizations the absence of or noncompliance with which would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has received notice that any Authorizations will be terminated or modified or cannot or will not be renewed in the ordinary course of business nor, to the Knowledge of the Company, has any event occurred that would reasonably be expected to result in any such termination, modification or non-renewal.

(b)         The Company and each Company Subsidiary are, and since the Lookback Start Date have been, operating in compliance with applicable Anti-Corruption Laws and Sanctions Laws, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries (nor, any of their respective officers, directors, employees, or, to the Company’s Knowledge, third parties acting on behalf of the Company or the Company Subsidiaries) (i) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, where either the contribution, payment or gift or the purpose thereof was illegal under any Anti-Corruption Laws, or (ii) has engaged in any transaction that is prohibited by any Sanctions Laws, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries. The Company and each Company Subsidiary have established, and will continue to maintain, internal controls and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and Sanctions Law.

(c)         During the past five (5) years, none of the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or third parties acting on behalf of the foregoing, have been charged by any Governmental Authority with a violation of any Anti-Corruption Laws or Sanctions Laws, and there has not been any Action pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries concerning violations of any Anti-Corruption Laws Sanctions Law.  None of the Company, the Company Subsidiaries or any director or officer of the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, any employee or agent of the Company or any of the Company Subsidiaries, is a Sanctioned Person.

Section 4.10      Labor and Employment Matters.

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(a)         Except as set forth in Schedule 4.10(a), (i) neither the Company nor any Company Subsidiary is a party, or otherwise subject to, any collective bargaining agreement or other Contract with any Union, and no such Contract is being negotiated by the Company or any Company Subsidiary; (ii) since the Lookback Start Date, there have not been, and through the date of this Agreement, there are no, to the Knowledge of the Company, union organizing activities concerning any employees of the Company or any Company Subsidiary, petitions seeking recognition of a bargaining representative filed with any labor relations board or other Governmental Authority, unfair labor practice complaints or grievances, strikes, slowdowns, work stoppages, lockouts, picketing, or other similar labor activities or disputes pending, or to the Knowledge of the Company, threatened against the Company or any Company Subsidiary; (iii) no employee of the Company or any Company Subsidiary is represented by a Union; and (iv) no notice, consent or consultation obligations with respect to any employees of the Company or any Company Subsidiary, or any Union, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.

(b)         True and complete information as to the name (or employee identification number), current job title and annual salary or wage rate for all current employees of the Company and each Company Subsidiary as of February 13, 2021 has been made available to Parent. Except as would not, individually or in the aggregate, have a Material Adverse Effect, as of the date of this Agreement, to the Knowledge of the Company, no executive officer or business unit head or material group of employees has given notice of termination of employment or otherwise has any present intention to terminate his, her or their employment with the Company or any Company Subsidiary within the six (6)-month period following the date hereof. To the Knowledge of the Company, (i) no executive officer or business unit head of the Company or any Company Subsidiary is employed under a non-immigrant work visa or other work authorization that is limited in duration; and (ii) no executive officer or business unit head has been the subject of any sexual harassment, sexual assault, sexual discrimination or other misconduct allegations in connection with their employment during his or her tenure with the Company or any Company Subsidiary.

(c)         Except as would not, individually or in the aggregate, have a Material Adverse Effect or as set forth on Schedule 4.10(c), the Company and each of the Company Subsidiaries are, and since the Lookback Start Date have been, in compliance with all applicable Laws respecting employment and employment practices and terms and conditions of employment, including occupational safety and health (including any guidance published by any Governmental Authority related to COVID-19), workers’ compensation, employee and independent contractor classification, wages and hours (including minimum wage, overtime, meal and rest breaks, vacation time and sick leave), family and medical leave, fair employment practices (including to the extent applicable, Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1967, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and state anti-discrimination Laws. Except as would not individually or in the aggregate, have a Material Adverse Effect, since the Lookback Start Date and as of the date of the Agreement, there are no Actions (or, to the Company’s Knowledge, any audits) pending by or before any Governmental Authority pertaining to the employment practices of the Company or any Company Subsidiary or, to the Company’s Knowledge, otherwise scheduled or threatened against the Company or any Company Subsidiary or brought by or on behalf of any current or former applicant, employee or independent contractor of the Company or Company Subsidiary;

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and to the Company’s Knowledge, no written complaints relating to employment practices of the Company or any Company Subsidiary have been made by or to any Governmental Authority or submitted to the Company or any Company Subsidiary or brought by or on behalf of any current or former applicant, employee or independent contractor of the Company or any of Company Subsidiary.

(d)         Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) any individual who performs services for the Company or any Company Subsidiary and who is not treated as an employee for federal income Tax purposes by the Company or any Company Subsidiary is not an employee under applicable Law and is not an employee for any purpose (including Tax withholding purposes or Plan purposes); (ii) neither the Company nor any Company Subsidiary has any liability by reason of an individual who performs or performed services for the Company or any Company Subsidiary in any capacity being improperly excluded from participating in a Plan; and (iii) each employee of the Company and the Company Subsidiaries has been properly classified as “exempt” or “non-exempt” from the requirements of the Fair Labor Standards Act or applicable state or foreign Law.

(e)         Since the Lookback Start Date, neither the Company nor any Company Subsidiary has taken any action that would constitute a “mass layoff” of employees or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification (“WARN”) Act of 1988, as amended and in effect, or would otherwise trigger notice requirements or liability under any other similar state, local or foreign Law.

(f)         Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and the Company Subsidiaries: (i) are not delinquent in any payments to, or on behalf of, any independent contractors (who are individuals), officers, directors or employees for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for the Company or any Company Subsidiary prior to the date of this Agreement or material amounts required to be reimbursed or otherwise paid and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any independent contractors (who are individuals) officers, directors or employees (other than routine payments to be made in the ordinary course of business).

(g)         Notwithstanding any other provisions of this Agreement, the representations in Section 4.04(a)(iv) (Non-Conflict of Contracts), Section 4.05 (SEC Filings; Financial Statements; Undisclosed Liabilities), Section 4.06 (Absence of Changes), this Section 4.10 (Labor and Employment Matters) and Section 4.13 (Taxes) set forth the sole representations and warranties of the Company in this Agreement relating to labor or employment matters and no other representations and warranties in this Agreement shall be deemed to apply to any labor or employment matters.

Section 4.11      Employee Benefit Plans.

(a)         Section 4.11(a) of the Company Disclosure Schedule accurately and completely lists all material Plans (or forms of any such agreements or Contracts to the extent substantially similar).

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“Plans” mean (i) all employee benefit plans (as defined in Section 3(3) of ERISA) (whether or not subject to ERISA), (ii) all other bonus, pension, profit sharing, incentive compensation, stock ownership, stock purchase, phantom stock, stock option, restricted stock, other equity-based compensation, deferred compensation, retiree medical or life insurance, retirement, supplemental retirement, vacation, paid time-off, sick, severance, disability, death benefit, hospitalization, medical, welfare, fringe or other employee benefits or remuneration of any kind plans, programs, contracts, policies or arrangements, and (iii) all employment (including offer letters), consulting, indemnification, change in control, retention, termination or severance agreement, plan, program, contract, policy, or arrangement or other material contracts or agreements with any current or former employee, officer, director, independent contractor or other individual service provider, whether written or unwritten, to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has or would reasonably be expected to have any obligation or liability (contingent or otherwise), or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, independent contractor or other individual service provider of the Company or any Company Subsidiary.

(b)         With respect to each material Plan, the Company has made available to Parent true and complete copies of (to the extent applicable) (i) the current plan document together with all amendments thereto (or forms of agreements to the extent substantially similar) and, if the Plan has not been reduced to writing, a written summary of all material plan terms, with any sensitive information that the Company or any of the Company Subsidiaries is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy to be redacted, (ii) the three (3) most recent annual reports on Form 5500 filed with the Internal Revenue Service of the United States (the “IRS”) or similar report required to be filed with any Governmental Authority, (iii) copies of any trust agreement, custodial agreements, insurance policies, administrative agreements, advisory agreements and group annuity contracts or other material contracts, (iv) the most recent actuarial reports, (v) the most recent summary plan description, (vi) the most recent determination or opinion letters from the IRS with respect to any Plans intended to be qualified under Section 401(a) of the Code, (vii) results of non-discrimination testing for each of the last three (3) years and a written summary of related corrections, and (viii) any non-routine notices or letters from, or other non-routine correspondence with, any Governmental Authority related to such Plan since the Lookback Start Date.

(c)         Each Plan, including any associated trust or fund, has been established, maintained, funded and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except to the extent such noncompliance would not, individually or in the aggregate, have a Material Adverse Effect. No Plan is or has ever been subject to Section 302 or Title IV of ERISA or Section 412 of the Code and none of the Company or any of the Company Subsidiaries has or has had any liability, contingent or otherwise, with respect to any employee benefit plan that is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA. Except as set forth on Section 4.11(a) of the Company Disclosure Schedule, none of the Company, the Company Subsidiaries or any of their ERISA Affiliates or any of their respective predecessors has within the last six (6) years contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in any way, directly or indirectly, has any liability with respect to any multiemployer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”) and no Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA or multiple employer plan as defined in Section 413(c) of the Code.

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The term “ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company or any of the Company Subsidiaries would, at the relevant time, be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

(d)         Each Plan that is intended to be qualified under Section 401(a) of the Code is covered by a favorable IRS determination or opinion letter as to the tax qualified status of the plan and trust upon which it can rely, and no fact or event has occurred since the date of such determination or opinion letter that could reasonably be expected to adversely affect such qualification or otherwise result in material liability to the Company or any of the Company Subsidiaries. All required contributions, distributions, and premiums under each Plan for any period ending on or before the Effective Time that are not yet due have been made or properly accrued, to the extent required to be accrued under GAAP. With respect to each Plan, no prohibited transaction (as defined in Section 4975 of the Code and Section 406 of ERISA) has occurred for which no exemption exists under Section 408 of ERISA or Section 4975 of the Code and which would reasonably be expected to subject the Company or the Company Subsidiaries or any of its employees, directors, officers or agents to a material Tax or other material liability. There have been no breaches of fiduciary duty with respect to any Plan that would reasonably be expected to result in any material liability or excise Tax under ERISA or the Code being imposed on the Company or the Company Subsidiaries.

(e)         Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, all contributions required to have been made by the Company, any Company Subsidiary, or any of their ERISA Affiliates to any Multiemployer Plan has been timely made or properly accrued as required by the terms of the applicable collective bargaining agreement and applicable Law. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, none of the Company, the Company Subsidiaries or any of their ERISA Affiliates (a) has taken any action that has resulted or could result in a partial or complete withdrawal from any Multiemployer Plan or otherwise result in any withdrawal liability being assessed against the Company, the Company Subsidiaries or any of their ERISA Affiliates, (b) has incurred or would reasonably be expected to incur any withdrawal liability as a result of a “complete withdrawal” or “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, or in connection with a “mass withdrawal” or “plan amendment” as described in Section 4041A of ERISA, or has incurred or would reasonably be expected to incur any other termination liability to the Pension Benefit Guarantee Corporation with respect to any Multiemployer Plan, (c) has received notice that any Multiemployer Plan to which it contributes, is required to contribute or with respect to which it has any liability (1) is, or is expected to be, “insolvent” within the meaning of Section 4245 of ERISA or in “reorganization” within the meaning of Section 4241, (2) has initiated proceedings to terminate, or (3) is considered to be “endangered” or in “critical” status under Section 432 of the Code, or (d) is part of an arrangement or agreement with any other employer to withdraw from a Multiemployer Plan. No Multiemployer Plan to which the Company, the Company Subsidiaries or any of their ERISA Affiliates contributes, is required to contribute to, has contributed to in the last six (6) years, or with respect to which it has any liability would, to the Knowledge of the Company, reasonably be expected to undergo a “mass withdrawal” (as described in Section 4219 of ERISA).

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(f)         Neither the Company nor any of the Company Subsidiaries has any liability in respect of post-retirement health, medical, disability, life insurance or other welfare benefits for retired, former or current employees, independent contractors, other independent service providers or directors of the Company or any of the Company Subsidiaries except as required to comply with Section 4980 of the Code or any similar Law.

(g)         With respect to any Plan, as of the date of this Agreement and except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened against any Plan or any trustee or fiduciary thereof, nor is any such claim anticipated, and (ii) there is no, nor has there been since the Lookback Start Date, administrative investigation, audit, voluntary compliance, government-sponsored amnesty, self-correction or similar program or other administrative proceeding by any Governmental Authority pending, in progress or, to the Knowledge of the Company, threatened and no such completed audit, if any, has resulted in the imposition of any Tax or penalty.

(h)         Each Plan maintained outside of the United States (i) has been maintained, operated and funded in accordance with applicable Law (including applicable Tax withholding and reporting requirements and applicable legal filings), (ii) if it is intended to qualify for special tax treatment, has met all material requirements for such treatment, and (iii) if it is intended to be funded and/or book-reserved, is funded and/or book reserved in all material respects, as required, based upon reasonable actuarial assumptions, in each case, except to the extent such noncompliance would not, individually or in the aggregate, have a Material Adverse Effect.

(i)         Each Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulations) is and has at all times been operated and documented in material compliance with the applicable requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder.

(j)         Except as would not, individually or in the aggregate, have a Material Adverse Effect, neither the execution and delivery of this Agreement, nor the consummation of the Merger (either alone or together with any other event) will, in respect of any employee, director, independent contractor or other individual service provider of the Company or any of the Company Subsidiaries (whether current, former or retired), (i) cause any payment or benefit to become due or payable, including severance pay, (ii) increase the amount or value of any benefit, compensation or other material obligation otherwise payable or required to be provided, (iii) accelerate the time of payment or vesting of any such benefit or compensation, (iv) accelerate the time or otherwise trigger, either directly or indirectly, any funding (through a grantor trust or otherwise) of any such compensation or benefits or cause the Company to transfer or set aside any assets to fund any benefits under any Plan, (v) otherwise give rise to any material liability under any Plan, (vi) limit or restrict the right to merge, amend, terminate or transfer the assets of any material Plan on or following the Effective Time, (vii) result in the forgiveness of any indebtedness or (viii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. Neither the Company nor any of the Company Subsidiaries has any gross-up or indemnity obligation on or after at the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code or otherwise.

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(k)         Notwithstanding any other provisions of this Agreement, the representations in Section 4.05 (SEC Filings; Financial Statements; Undisclosed Liabilities), Section 4.06 (Absence of Changes), Section 4.07 (Absence of Litigation), Section 4.09 (Compliance with Laws), this Section 4.11 (Employee Benefit Plans) and Section 4.13 (Taxes) set forth the sole representations and warranties of the Company in this Agreement relating to employee benefit matters, including the Company’s compliance with ERISA, sections of the Code and any other Law applicable to the operation and administration of any Plan and no other representations and warranties in this Agreement shall be deemed to apply to any of the foregoing matters.

Section 4.12      Real Property.

(a)         Section 4.12(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all real property owned by the Company or any Company Subsidiary (individually, an “Owned Real Property”). Except as would not, individually or in the aggregate, have a Material Adverse Effect, as of the date of this Agreement, the Company or a Company Subsidiary has good and valid fee title to each Owned Real Property, free and clear of all Liens (except for Permitted Liens).

(b)         Section 4.12(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all locations where the Company or any Company Subsidiary is a tenant or a subtenant pursuant to which the Company or such Company Subsidiary, as applicable, is obligated to pay annual rent of $1,000,000 or more, other than those which are intercompany leases (each such location, a “Leased Real Property” and, the leases of the Leased Real Property collectively, the “Real Property Leases”). Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company or a Company Subsidiary has a good and valid title to a leasehold estate in each Leased Real Property, free and clear of all Liens, except for Permitted Liens, (ii) all Real Property Leases are in full force and effect, (iii) neither the Company nor Company Subsidiary that is party to such leases has received or given any written notice of any material default thereunder which default continues on the date of this Agreement and (iv) to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or material default under any Real Property Lease on the part of the applicable Company or Company Subsidiary or the other party thereto.

(c)         Except as would not, individually or in the aggregate, have a Material Adverse Effect neither the Company nor any Company Subsidiary has received any written notice of any violation of Law by any Governmental Authority with respect to the Owned Real Property or the Leased Real Property and, to the Knowledge of the Company, the current use and operation of the Owned Real Property and the Leased Real Property by the Company or the Company Subsidiaries does not violate any applicable Law or Contract applicable to such property.

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Section 4.13      Taxes.

(a)         The Company and the Company Subsidiaries have timely (i) filed (taking into account any extension of time to file granted or obtained) all income and other material Tax Returns with the appropriate Governmental Authority required to be filed by them and such Tax Returns are true, correct and complete in all material respects, and (ii) paid all material amounts of Taxes required to be paid by them and have withheld and timely paid to the proper Governmental Authority any material Taxes required to be withheld from amounts owing to, any employee, creditor, or other third party (in each case, whether or not shown on any Tax Return), except, in each case, to the extent that such Taxes are being contested in good faith in appropriate proceedings and for which the Company or the appropriate Company Subsidiary has set aside adequate reserves in accordance with GAAP.

(b)         Except as set forth on Section 4.13(b) of the Company Disclosure Schedule, there are no pending audits, actions, examinations, investigations, suits or other proceedings by a Governmental Authority in respect of any material Tax or material Tax Return of the Company or any of the Company Subsidiaries, and no such audits, actions, examinations, investigations, suits or other proceedings have been proposed in writing. No deficiency for any material amount of Tax has been proposed, asserted, assessed or threatened by any Governmental Authority in writing against the Company or any of the Company Subsidiaries, which deficiency has not been satisfied by payment, settled or been withdrawn.

(c)         Neither the Company nor any of the Company Subsidiaries (i) has any liability for the Taxes of another person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) by reason of being a member of an affiliated, consolidated, combined or unitary group (other than a group that solely includes the Company and/or any of the Company Subsidiaries), (ii) has been a member of an affiliated, consolidated, combined or unitary group (other than a group that solely includes the Company and/or any of the Company Subsidiaries) or (iii) has any liability for the Taxes of another person under, by any reason of being a party to, any Tax sharing or Tax indemnification agreement or other similar agreement (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes, or any agreement solely between or among the Company and the Company Subsidiaries).

(d)         Except as set forth on Section 4.13(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiaries has waived or extended any statute of limitations with respect to material Taxes or agreed to or is the beneficiary of any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension remains in effect.

(e)         Neither the Company nor any of the Company Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years.

(f)         Neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

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(g)         There are no material Liens for Taxes on the property or assets of the Company or any of the Company Subsidiaries, except for Liens described in clause (ii) of the definition of Permitted Liens.

(h)         Except as set forth on Section 4.13(h) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) or use of an improper method of accounting in each case prior to the Closing, (ii) installment sale, any intercompany transaction, or open transaction disposition made or entered into prior to the Closing, (iii) prepaid amount or deposit received on or prior to the Closing, (iv) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing, (v) Taxes due under Section 965 of the Code or (vi) gross income under Sections 951 or 951A of the Code as a result of activities or earnings prior to the Closing.

(i)         The Company is not and has not been for the (5) year period ending on the Closing Date a “United States real property holding corporation” within the meaning of Section 897(c)(2).

(j)         Except as set forth on Section 4.13(j) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has (i) made any election to defer any payroll Taxes under the CARES Act or analogous provision of state, local or foreign Law related to COVID-19 or (ii) taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program.

(k)         Except as set forth on Section 4.13(k) of the Company Disclosure Schedule, no Company Subsidiary organized outside the United States has an investment in “United States property” within the meaning of Section 956 of the Code.

(l)         Notwithstanding any provision herein to the contrary, (i) the representations in Section 4.05 (SEC Filings; Financial Statements; Undisclosed Liabilities), Section 4.06 (Absence of Changes or Events), Section 4.07 (Absence of Litigation), Section 4.09 (Compliance with Laws), Section 4.11 (Employee Benefit Plans) and this Section 4.13 (Taxes) are the only representations and warranties being made with respect to Tax matters and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warrant, express or implied, is being made with respect thereto.

Section 4.14      Environmental Matters.

(a)         Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each of the Company and each of the Company Subsidiaries is, and has been since the Lookback Start Date, in compliance with all applicable Environmental Laws, (ii) none of the Company or the Company Subsidiaries has received since the Lookback Start Date any written notification of any pending or threatened Action alleging a violation of any Environmental Law,

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(iii) each of the Company and the Company Subsidiaries possesses and is in compliance with all Authorizations required under applicable Environmental Laws to conduct its business as presently conducted, (iv) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries and (v) there has been no release by the Company or any Company Subsidiary, or to Company’s Knowledge, by any other person, of any Hazardous Materials at, on, upon, into or from any Owned Real Property or Leased Real Property or any other property currently or formerly owned, leased or otherwise operated by Company or any Company Subsidiary, which such release was in violation of Environmental Laws or occurred in a manner or to a degree that requires reporting, investigation, remediation or other response pursuant to Environmental Laws.

(b)         The term “Environmental Claims” means any written Action alleging liability under any Environmental Law or in connection with Hazardous Materials, including arising out of the Release or threatened Release of any Hazardous Material or the failure to comply with any Environmental Law or any Authorization issued thereunder. The term “Environmental Laws” means any Law relating to pollution or protection of the environment or human health (in relation to exposure to Hazardous Materials). The term “Hazardous Materials” means petroleum, petroleum by-products, petroleum breakdown products, polychlorinated biphenyls, friable asbestos or any substances, materials or wastes that are regulated, classified, listed or otherwise characterized under Environmental Law as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or words of similar import under any Environmental Law. The term “Release” means any spilling, emission, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dispersal, dumping, depositing, emptying, disposing or migrating or other release into or through the indoor or outdoor environment.

(c)         The representations and warranties included in Section 4.04 (Non-Conflicts; required Filings and Consents), Section 4.05 (SEC Filings; Financial Statements; Undisclosed Liabilities), Section 4.06 (Absence of Changes or Events), Section 4.07 (Absence of Litigation), Section 4.09 (Compliance with Laws) and this Section 4.14 (Environmental Matters) are the only representations and warranties in this Agreement that apply to Environmental Claims, Environmental Laws or Hazardous Materials, or any other environmental, health or safety matters, and no other representations or warranties in this Agreement shall be deemed to apply to any such matters.

Section 4.15      Insurance. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) the Company and the Company Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (b) all insurance policies of the Company and the Company Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof and all premiums due with respect to such insurance policies have been timely paid, (c) neither the Company nor any Company Subsidiary is in breach of, or default under, any such insurance policy and (d) as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals. To the Knowledge of the Company, since the Lookback Start Date, neither the Company nor a Company Subsidiary has received written notice of termination or cancellation or denial of coverage with respect to any material insurance policy maintained by the Company or the Company Subsidiaries or any material claim made pursuant to any such insurance policy.

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Section 4.16      Intellectual Property.

(a)         Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company or one of the Company Subsidiaries solely owns each item of Company Intellectual Property free and clear of Liens, other than Permitted Liens and except as set forth on Section 4.16(a) of the Company Disclosure Schedule, (ii) all of the Registered Company Intellectual Property are subsisting and, to the Company’s Knowledge, valid and enforceable; and (iii) the Company or one of the Company Subsidiaries owns or has a valid right to use all Intellectual Property necessary to the operation of the Company or any Company Subsidiary; provided, that this subclause (iii) shall not be construed as a representation or warranty that the Company or any Company Subsidiary does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property rights of any other person (the subject of which is addressed by the first sentence of Section 4.16(c)).

(b)         Except as would not, individually or in the aggregate, have a Material Adverse Effect, as of the date of this Agreement, no Actions are pending or, to the Company’s Knowledge, threatened in writing against the Company or any Company Subsidiary (i) alleging that the Company or any Company Subsidiary has infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any other person or (ii) that contest the validity, use, ownership or enforceability of any of the issued or registered Company Intellectual Property (other than the review of pending patent and trademark applications by applicable Governmental Authorities during prosecution but, for clarity, including any inter-party proceedings before a Governmental Authority); provided, however, that any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to the Company shall be deemed to be “threatened” rather than “pending.”

(c)         To the Company’s Knowledge, neither the Company’s nor any Company Subsidiary’s operation of their respective businesses nor use of any Company Intellectual Property currently infringes, misappropriates, dilutes or otherwise violates or has, since the Lookback Start Date, infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any other person, except where such infringement, misappropriation, dilution or other violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Company’s Knowledge, no person is infringing, misappropriating, diluting or otherwise violating the rights of the Company or any Company Subsidiary with respect to any Company Intellectual Property except where such infringement, misappropriation, dilution or violation would not, individually or in the aggregate, have a Material Adverse Effect.

(d)         The Company and the Company Subsidiaries have taken commercially reasonable steps to maintain the secrecy and confidentiality of the trade secrets that are part of the Company Intellectual Property, except as would not, individually or in the aggregate, have a Material Adverse Effect.

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(e)         Except as would not, individually or in the aggregate, have a Material Adverse Effect, since the Lookback Start Date and as of the date of this Agreement, there has been no failure with respect to any software, communications devices, computer systems, servers, network equipment, point of sale systems, and other electronic hardware owned by any of the Company or the Company Subsidiaries that caused a material disruption to their operations and that has not been reasonably resolved.

(f)         Notwithstanding any other provision of this Agreement, this Section 4.16 (Intellectual Property) sets forth the sole representations and warranties of the Company in this Agreement relating to the Company’s or any Company Subsidiary’s infringement, misappropriation, dilution, or violation of any Intellectual Property of any other person, and no other representations or warranties in this Agreement shall be deemed to apply to such matters.

Section 4.17      Data Security. Since the Lookback Start Date, the Company and each Company Subsidiary has, except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) complied with an information security program that is comprised of reasonable physical, technical, organizational and administrative security measures and policies; (b) complied with all applicable Laws and Contracts related to the storage, collection, transfer, access and other processing of personal data; and (c) to the Company’s Knowledge, not experienced, or been notified in writing of, any data breach, cybersecurity incident (including any incident involving ransomware) or unauthorized or unlawful storage, collection, transfer, access or other processing of personal data or systems used by or on behalf by the Company or any Company Subsidiary.

Section 4.18      Affiliate Transactions (a) . Since the Lookback Start Date there have not been any transactions, Contracts, arrangements or understandings or series of related transactions, Contracts, arrangements or understandings, nor, to the Knowledge of the Company, are there any of the foregoing currently proposed, that (a) are between the Company and any Affiliates of the Company (other than a Company Subsidiary) or other related persons, including any stockholder, officer or director of the Company or immediate family member thereof (or with respect to any Company Subsidiary, any person equivalent to any of the foregoing) and/or (b) if proposed but not having been consummated or executed, if consummated or executed, would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the SEC Documents filed prior to the date hereof.

Section 4.19      Customers and Suppliers.

(a)         Section 4.19(a) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) the ten (10) largest customers of the Company and the Company Subsidiaries based on the consolidated revenues received from such persons by the Company and the Company Subsidiaries for the fiscal year ended December 31, 2020 (each, a “Principal Customer”) and (ii) with respect to each Principal Customer, the aggregate amounts received from each such Principal Customer for the fiscal year ended December 31, 2020.

(b)         Section 4.19(b) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) the ten (10) largest suppliers of the Company and the Company Subsidiaries based on the consolidated cost of goods and services paid to such persons by the Company and the Company Subsidiaries for the fiscal year ended December 31, 2020 (each, a “Principal Supplier”) and (ii) with respect to each Principal Supplier, the aggregate amounts paid to each such Principal Supplier for the fiscal year ended December 31, 2020.

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(c)         Since January 1, 2020, the Company has not received any written notice from any Principal Customer or Principal Supplier indicating that any such person (i) is either ceasing, substantially reducing, materially altering the terms or conditions of their dealings, or (ii) intends to cease, substantially reduce, or materially alter the terms or conditions of their dealings with the Company or any Company Subsidiary. To the Company’s Knowledge, as of the date of this Agreement, there is no anticipated cancellation, termination, non-renewal or material alteration (including any material reduction in the rate or volume of purchases or sales or material increase in the prices charged or paid, as the case may be) involving any Principal Customer or Principal Supplier.

Section 4.20      Board Approvals; Vote Required.

(a)         The Company Board, by resolutions duly adopted at a meeting duly called and held: (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved and declared advisable this Agreement and the Transactions, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein, (iv) resolved, subject to the terms of this Agreement, to recommend the adoption of this Agreement by the stockholders of this Company and (v) directed that this Agreement be submitted to a vote of the stockholders of the Company.

(b)         Assuming the accuracy of the representations and warranties in Section 5.05, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to adopt this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of the Company Common Stock or any other class or series of the Company’s capital stock or other securities necessary to approve this Agreement and consummate the Transactions.

Section 4.21      Takeover Laws. Assuming the accuracy of the representations and warranties in Section 5.05, no “fair price,” “moratorium,” “control share acquisition,” “significant stockholder,” “interested stockholder” or other anti-takeover Law (including Section 203 of the DGCL), or any comparable anti-takeover provisions of the Company Charter or the Company By-laws, is applicable to or would reasonably be expected to restrict or prohibit the execution of this Agreement, each party performing its obligations hereunder or the consummation of the Transactions.

Section 4.22      Opinion of Financial Advisor. The Company Board has received the written opinion of Centerview Partners LLC, dated February 15, 2021 that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in preparing such opinion as set forth therein, the Merger Consideration to be paid to the holders of Shares (other than holders of Excluded Shares, Dissenting Shares and any Shares held by any affiliate of the Company or Parent) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. A signed, true, correct and complete copy of such opinion will be made available to Parent promptly following receipt thereof by the Company for information purposes only.

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Section 4.23      Brokers. No broker, finder or investment banker (other than Centerview Partners LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of the Company Subsidiaries. The Company has made available to Parent true, correct and complete copies of all agreements pursuant to which Centerview Partners LLC is entitled to any fee, commission or expenses in connection with the Merger.

Article V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 5.01      Corporate Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as presently conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.02      Organizational Documents. Parent has prior to the date of this Agreement furnished to the Company a true and complete copy of the certificate of incorporation and by-laws (or equivalent organizational documents) of Parent and Merger Sub, in each case as amended to date. Such certificate of incorporation and by-laws (or equivalent organizational documents) are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or by-laws (or equivalent organizational documents), as applicable, except such violations that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.03      Authority Relative to This Agreement. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (subject to the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

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Section 5.04      No Conflict; Required Filings and Consents; Agreements.

(a)         The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the certificate of incorporation or by-laws (or equivalent organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.04(b) have been obtained and that all filings, notifications and other actions described in Section 5.04(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which Parent or Merger Sub or their respective properties or assets is bound or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by Parent or Merger Sub under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) in connection with any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or their respective properties or assets are bound, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, rights or other occurrences that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)         The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Parent Material Adverse Effect, (ii) applicable requirements of the Securities Act and the Exchange Act, (iii) any filings required under the rules and regulations of Nasdaq, (iv) the filing of appropriate merger documents as required by the DGCL, (v) the premerger notification and waiting period requirements of the HSR Act and (vi) any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority required as a result of any facts or circumstances relating solely to the Company.

Section 5.05      Ownership of Shares. None of Parent, Merger Sub or their Affiliates (a) beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date (other than pursuant to this Agreement) beneficially own, any Shares, (b) is an “interested shareholder” under Section 203 of the DGCL or (c) is party to any agreement, arrangement or understanding that would be required to be disclosed under Item 1005(e) of Regulation M-A under the Exchange Act.

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Section 5.06      Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Affiliates, or any property or asset of Parent or any of its Affiliates, by or before any Governmental Authority, that would have a Parent Material Adverse Effect. Neither Parent nor any of its Affiliates is, as of the date of this Agreement, subject to any Order that remains outstanding against Parent or any of its Affiliates that, individually or in the aggregate, would have a Parent Material Adverse Effect.

Section 5.07      Operations of Parent and Merger Sub. Each of Parent and Merger Sub were formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub is a direct, wholly-owned Subsidiary of Parent.

Section 5.08      Financing.

(a)         Parent has received and accepted (i) an executed equity commitment letter dated February 16, 2021 (the “Equity Commitment Letter”) from New Mountain Partners VI, L.P. (the “Equity Investor”), pursuant to which the Equity Investor has agreed, subject to the terms and conditions thereof, to invest in Parent the amount set forth therein (the “Equity Financing”) and (ii) an executed commitment letter dated February 16, 2021 from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have committed, subject to the terms and conditions thereof, to provide the debt financing in the amounts set forth therein at the Effective Time (the “Debt Financing”) for the purpose of funding the Transactions and the related fees and expenses thereto, together with any fee letters related thereto (including all exhibits, schedules and annexes thereto, and the redacted executed fee letters associated therewith, collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”). The Equity Commitment Letter expressly provides that the Company is a third-party beneficiary thereof, and the Company is entitled to enforce, directly or indirectly, the Equity Commitment Letter in accordance with its terms. The Debt Financing pursuant to the Debt Commitment Letter and the Equity Financing pursuant to the Equity Commitment Letter are collectively referred to in this Agreement as the “Financing.” Parent has delivered to the Company true, complete and correct copies of the executed Commitment Letters and any fee letters related thereto (with any fee letters related to the Debt Financing being subject to customary redactions of fee amounts, pricing caps and “market flex”) (the “Fee Letter”).

(b)         Except as expressly set forth in the Commitment Letters, there are no conditions precedent or other contingencies to the obligations of the Lenders to fund the Debt Financing in accordance with the terms of the Debt Commitment Letter or to the obligations of the Equity Investor to fund the full amount of the Equity Financing in accordance with the terms of the Equity Commitment Letter. Assuming satisfaction of the conditions set forth in Section 8.01 and Section 8.02, as of the date hereof Parent and Merger Sub do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Merger Sub at the Effective Time.

(c)         Assuming the satisfaction of the conditions set forth in Section 8.01 and Section 8.02, the Financing, when funded in accordance with the Commitment Letters, shall provide Merger Sub with cash proceeds at the Effective Time (after netting out applicable fees, expenses, original issue discount and similar premiums and charges under the Commitment Letters and any fee letters related thereto) sufficient for Merger Sub and the Surviving Company to pay the aggregate Merger Consideration, any prepayment, repayment, refinancing or conversion of debt contemplated by this Agreement, any other amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable pursuant to Article III) and any fees and expenses of or payable by Parent or Merger Sub in connection with the Transactions and the Financing, in each case, payable on the Closing Date (collectively, the “Required Amount”).

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(d)         The Commitment Letters are (i) legal, valid and binding obligations of Parent and Merger Sub and, to the Knowledge of Parent, of each of the other parties thereto (subject, in the case of the Debt Commitment Letter, to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally) and (ii) in full force and effect. As of the date hereof, assuming the satisfaction of the condition set forth in Section 8.02(a), no event has occurred that, with or without notice, lapse of time, or both, would or, would reasonably be expected to, (x) constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent or Merger Sub under the terms and conditions of the Commitment Letters or (y) result in any portion of the Financing being unavailable or materially delayed at the Effective Time or on the Closing Date. Parent or Merger Sub has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement. As of the date hereof, none of the Commitment Letters have been modified, amended or altered, and none of the commitments under any of the Commitment Letters have been withdrawn, terminated, amended, modified or rescinded in any respect. There are no other fee letters, engagement letters, side letters or other agreements, Contracts or arrangements to which Parent, Merger Sub or any of their respective Affiliates is a party related to the funding of the full amount of the Debt Financing or Equity Financing other than fee letters that relate only to structuring, arranging or other similar fees.

(e)         Parent and Merger Sub acknowledge and agree that, in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent, Merger Sub or any other financing or other transaction or other transactions be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

Section 5.09      Parent Guarantee. Parent has furnished the Company with a true, complete and correct copy of a guarantee by the Equity Investor in favor of the Company (the “Parent Guarantee”), which provides a guarantee of Parent’s obligations as set forth, and upon the terms and subject to the conditions contained, therein. The Parent Guarantee, in the form provided to the Company, is a legal, valid and binding obligation of the Equity Investor, is in full force and effect and is enforceable in accordance with the terms thereof against the Equity Investor and the other parties thereto, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity). The Parent Guarantee has not been amended or modified (and no waiver of any provision thereof has been granted), and the obligations and commitments contained in the Parent Guarantee have not been withdrawn or rescinded in any respect and no event has occurred that would result in any breach or violation of, or constitute a default under, the Parent Guarantee. The Company is an express third party beneficiary of the Parent Guarantee and the Company is entitled to enforce, directly or indirectly, the Parent Guarantee in accordance with its terms against the Equity Investor.

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Section 5.10      Solvency. Immediately after giving effect to the consummation of the Transactions (including the payment of the aggregate Merger Consideration and all other Required Amounts) and assuming the accuracy in all material respects of the representations and warranties contained in Article IV, the Surviving Company on a consolidated basis will be Solvent as of the Effective Time, as of the Closing Date and immediately after the Effective Time. For purposes of this Agreement, “Solvent” means that, with respect to any person, as of any date of determination, (a) the amount by which the “fair saleable value” of the assets of such person will, as of such date, exceed the sum of (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature.

Section 5.11      Brokers. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.12      Non-Reliance on Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company and the Company Subsidiaries by Parent and Merger Sub, Parent and Merger Sub (and their Representatives) have received and may continue to receive from the Company and the Company Subsidiaries and their Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and the Company Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub will have no claim against the Company or any Company Subsidiary, or any of their respective shareholders or Representatives, or any other person, with respect thereto. Parent and Merger Sub hereby acknowledge that, except for the representations and warranties set forth in Article IV, none of the Company nor any Company Subsidiary, nor any of their respective shareholders or Representatives, nor any other person, has made or is making any warranty with respect to any matter, including any such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

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Parent and Merger Sub acknowledge and agree that they have not relied on any information provided by the Company, the Company Subsidiaries or any of their Representatives, including information in any “data room”, management presentations or any estimates, projections, forecasts, forward-looking statements or business plans received from the Company and the Company Subsidiaries or their Representatives. Parent and Merger Sub entered into this Agreement based upon their own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of the Company, except as expressly set forth in this Agreement.

Article VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01      Conduct of Business by the Company Pending the Merger. Except as set forth in Section 6.01 of the Company Disclosure Schedule, expressly provided by this Agreement, required by Law or consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to (i) conduct the businesses of the Company and the Company Subsidiaries in all material respects in the ordinary course of business, (ii) use commercially reasonable efforts to preserve materially intact its current business organization and to preserve in all material respects its relationships with key employees and others having significant business dealings with the Company or any Company Subsidiary and (iii) comply in all material respects with applicable Law. Without limiting the generality of the foregoing, except (x) as set forth in Section 6.01 of the Company Disclosure Schedule, (y) expressly required by this Agreement, required by Law or consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or (z) for actions taken reasonably and in good faith in response to an imminent threat to human health or safety arising from COVID-19 (provided that prior to taking any actions that the Company intends to take in reliance on this clause (z), the Company will use commercially reasonable efforts to provide advance notice to and consult with Parent (if reasonably practicable) prior to taking such actions), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to:

(a)         declare, authorize, establish a record date for, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or other equity, property or a combination thereof) in respect of, any of its capital stock, other than dividends or distributions by a Company Subsidiary to its parent;

(b)         split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for, or convertible into, shares of its capital stock (other than the issuance Stock Units permitted pursuant to Section 6.01(d));

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(c)         repurchase, redeem or otherwise acquire any shares of its capital stock or any options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares, other than (i) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (ii) the acquisition by the Company of Shares pursuant to a re-purchase plan that was publicly announced prior to the date hereof and (iii) the acquisition by the Company of Stock Units in connection with the forfeiture of such awards;

(d)         issue, deliver or sell any shares of its capital stock or other voting securities or equity interests, any options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares, securities, interests or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares or securities, other than (i) upon the exercise or settlement of awards under the Company Stock Plans outstanding on the date of this Agreement (or granted following the date of this Agreement to the extent permitted by this Section 6.01(d)) in accordance with their present terms and (ii) as required to comply with any Plan that is disclosed on Section 4.11(a) of the Company Disclosure Schedule as in effect on the date of this Agreement;

(e)         amend the Company Charter or the Company By-laws or the comparable organizational documents of any Company Subsidiary;

(f)         acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, (i) any other person or business (or all or any substantial portion of the assets of any person or business) or (ii) any other assets or properties outside of the ordinary course of business or that are material to the Company and the Company Subsidiaries (taken as a whole), other than (1) transactions solely between the Company and the Company Subsidiaries or solely between the Company Subsidiaries and (2) any acquisition that is individually not in excess of $4,000,000 or in the aggregate not in excess of $8,000,000;

(g)         sell, transfer, lease, license, sublicense, abandon or otherwise dispose of, any of its material properties or assets (including equity securities (or securities convertible into equity securities) of any Company Subsidiary and intangible property), other than (i) sales or other dispositions in the ordinary course of business with value or purchase price less than $2,500,000 individually or $5,000,000 in the aggregate, (ii) sales or other dispositions of equipment or Intellectual Property that is no longer used or useful in the operations of the Company or any Company Subsidiary, (iii) the non-exclusive licensing or sublicensing of Intellectual Property in the ordinary course of business or (iv) solely between the Company and the Company Subsidiaries or between the Company Subsidiaries;

(h)         (i) incur any Indebtedness, other than (A) intercompany Indebtedness between the Company and a Company Subsidiary or between Company Subsidiaries, (B) the issuance of letters of credit, bank guarantees or surety bonds in the ordinary course of business and (C) Indebtedness incurred, assumed or otherwise entered into in the ordinary course of business (including any borrowings under the Company’s existing credit facilities) in an amount not to exceed $4,000,000 in the aggregate or (ii) make any loans or capital contributions to, or investments in, any other person, in an aggregate amount of $8,000,000 or more for all such investments, other than to or in any Company Subsidiary;

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(i)         except as required by applicable Law, the terms of any Plan set forth in the Company Disclosure Schedule, or this Agreement (1) increase the compensation, bonus, pension, welfare, severance or termination pay, fringe or other benefits payable or that could become payable by the Company or any of the Company Subsidiaries to any employee, officer, director, independent contractor or other individual service provider with base compensation in excess of $250,000 after giving effect to such increase (except for any increases that result from amendments or changes to Plans covering a broad group of employees in the ordinary course of business that are not specifically targeted at any employee, officer, director, independent contractor or other individual service provider with base compensation in excess of $250,000 after giving effect to such increase), (2) enter into any employment, consulting, severance, retention or termination agreement or arrangement with any employee, officer, director, independent contractor or other individual service provider of the Company or any of the Company Subsidiaries whose base compensation would exceed $250,000, (3) negotiate establish, extend, adopt or enter into or amend any collective bargaining agreement or other Contract with any Union, (4) establish, adopt, enter into, modify or terminate any Plan (other than as permitted pursuant to clause (1) and (2) hereof and except as would not be prohibited by clauses (5), (6), (7), or (8), in the ordinary course of business), (5) act to accelerate or fund or in any other way or secure any rights or benefits under any Plan, (6) grant or pay any bonus, severance or termination pay or benefit to any employee, director, independent contractor or other individual service provider of the Company with base compensation in excess of $250,000 as of the date of this Agreement, (7) take any action to amend, waive or accelerate any rights or benefits under any Plan, or (8) grant, amend or modify any equity or equity-based awards (except for any ministerial or other amendments or modifications in the ordinary course that do not increase the benefits for any service provider);

(j)         settle any Action, in each case involving or against the Company or any Company Subsidiary, other than the settlement of Actions that solely require the payment of money damages (and do not involve the grant of any equitable relief) by the Company or any Company Subsidiary (net of insurance proceeds) in an amount not to exceed, in the aggregate, $4,000,000, in each case, that do not involve the imposition of restrictions on the business or operations of the Company or any of the Company Subsidiaries that, in each case, interfere with the operations of the Company or any of the material Company Subsidiaries;

(k)         make any material change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (i) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (ii) by Law;

(l)         (i) adopt a plan of merger, consolidation, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than reorganizations solely by or among Company Subsidiaries) or (ii) enter into a material new line of business;

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(m)         form, dissolve or liquidate any Company Subsidiary;

(n)         make, change, revoke or rescind any material election relating to Taxes (including any “check-the-box” election pursuant to Treasury Regulations Section 301.7701-3), elect or change any material method of accounting for Tax purposes or Tax accounting periods, make any material amendment with respect to any material Tax Return, settle or compromise any material Tax liability, execute any closing agreement relating to a material amount of Tax with any Governmental Authority, surrender any right to claim a material Tax refund, prepare any income or other material Tax Return in a manner materially inconsistent with past practice, except, in each case, for actions required by Law;

(o)         make any capital expenditures, other than (i) capital expenditures in accordance with the budget provided prior to the date hereof by the Company to Parent and (ii) any other capital expenditures in an amount not to exceed, in the aggregate, $3,000,000;

(p)         terminate, amend, modify or waive material rights or material claims under any Selected Contract or any Contract entered into on or after the date of this Agreement that would have been considered a Selected Contract if it had been entered into prior to the date of this Agreement, in each case, other than expirations, change orders or extensions of any such Contract in the ordinary course of business in accordance with their respective terms;

(q)         grant any Lien (other than a Permitted Lien) on any assets or properties of the Company or any Company Subsidiary;

(r)         hire, engage or terminated (other than a termination for cause) the employment or engagement of any employee, director, officer, independent contractor or other individual service provider who earns or will earn annual base compensation in excess of $250,000;

(s)         take any action that would otherwise constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act or under any other similar state, local or foreign Law;

(t)         enter into any new Contract with any person which would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; or

(u)         authorize any of, or commit or agree to take any of, the foregoing actions in the preceding clauses (a) – (t).

Section 6.02      Conduct of Business by Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action or fail to take any action that would reasonably be expected to result in a Parent Material Adverse Effect.

Section 6.03      Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

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Article VII

ADDITIONAL AGREEMENTS

Section 7.01      Proxy Statement; Company Stockholders’ Meeting.

(a)         As promptly as reasonably practicable, but in any event no later than twenty (20) Business Days following the date of this Agreement, the Company, with the reasonable and customary assistance of Parent, shall prepare and file with the SEC the preliminary Proxy Statement. Subject to the terms of the Agreement, the Proxy Statement shall include the Company Board Recommendation. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it is filed with the SEC or first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Company and Parent shall use its reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Proxy Statement, and the Company shall use its reasonable efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. The Company shall promptly (and in any event, within one (1) Business Day of receipt) notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating to holders of Shares and reasonable opportunity to review and comment on all responses to requests for additional information. The Company shall consider in good faith any comments made by Parent and/or its counsel. If, at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

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(b)         Unless this Agreement is terminated pursuant to Section 9.01, the Company shall (including, for the avoidance of doubt, if there has been an Adverse Recommendation Change), as promptly as reasonably practicable after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon, duly call, give notice of, convene and hold the Company Stockholders’ Meeting. Notwithstanding the foregoing sentence, if on a date for which the Company Stockholders’ Meeting is scheduled, the Company has not received proxies representing a sufficient number of Shares to constitute a quorum and to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall, after consultation with Parent, have the right to make one or more successive postponements or adjournments of the Company Stockholders’ Meeting; provided, that in no event shall the Company postpone or adjourn the Company Stockholders’ Meeting to a date that is later than the date that is ten (10) Business Days prior to the Outside Date without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed), unless otherwise required by Law. The Company shall submit this Agreement to its stockholders at the Company Stockholders’ Meeting and, unless there has been an Adverse Recommendation Change made in accordance with the terms hereof, the Company Board shall recommend that the stockholders of the Company vote in favor of the adoption of this Agreement. The Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and obtain the Company Stockholder Approval. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) and related matters (including any “golden parachute” vote) shall be the only matters (other than procedural matters) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders’ Meeting.

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Section 7.02      Access to Information; Confidentiality.

(a)         Except (i) as otherwise prohibited by applicable Law or the terms of any Contract or (ii) as would be reasonably expected to result in the loss of any attorney-client, attorney work product, or other legal privilege (provided, that the Company shall use commercially reasonable efforts to allow the disclosure of such information (or as much of it as reasonably possible) in a manner that does not, in the case of clause (i), result in a violation of Law or the terms of any Contract, or, in the case of clause (ii), result in a loss of attorney-client attorney work product or other legal privilege), during the Pre-Closing Period, the Company shall and shall cause the Company Subsidiaries to, at Parent’s expense: (x) provide to Parent and its Representatives reasonable access, during normal business hours and upon reasonable prior notice to the Company by Parent, to the officers, employees, properties and offices and other facilities of the Company and the Company Subsidiaries and to the material books and records thereof, and (y) furnish promptly to Parent such information concerning the business, properties, Contracts, assets, liabilities and personnel of the Company and the Company Subsidiaries as Parent or its Representatives may reasonably request. Parent shall indemnify and hold harmless the Company and the Company Subsidiaries from and against any losses that may be incurred by any of them arising out of or related to the use, storage or handling of (i) any personally identifiable information relating to employees, providers or customers of the Company or any Company Subsidiary and (ii) any other information that is protected by applicable Law (including privacy Laws) or a Contract and to which Parent or its Representatives are afforded access pursuant to the terms of this Agreement.

(b)         All information obtained by Parent, Merger Sub or its or their Representatives pursuant to this Article VII shall be kept confidential in accordance with the confidentiality agreement, dated September 2019 and amended on January 5, 2021 (the “Confidentiality Agreement”), between New Mountain Capital, L.L.C. (an Affiliate of Parent of Merger Sub) and the Company.

Section 7.03      No Solicitation.

(a)         The Company shall, and shall cause the Company Subsidiaries to, and shall instruct (and use its reasonable best efforts to cause) its and the Company Subsidiaries’ Representatives to, immediately cease and cause to be terminated any solicitation, discussions or negotiations that may be ongoing with a potential acquiror or its Representatives with respect to, or which would reasonably be expected to lead to, an Acquisition Proposal, and shall promptly request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such person or its Representatives. The Company and the Company Subsidiaries shall not modify, amend, terminate, waive, release, or fail to enforce any provisions of, any standstill provisions of any confidentiality agreement (or any similar agreement) to which the Company or any of the Company Subsidiaries is a party relating to an Acquisition Proposal, or exempt any person (other than Parent, Merger Sub and their respective Affiliates and Representatives) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or similar provisions of any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws or regulation); provided, that, notwithstanding anything in this Agreement to the contrary, the Company and the Company Subsidiaries shall be permitted to modify, amend, terminate, waive, release or fail to enforce any provisions of any standstill agreement (or similar or related agreement), if the Company Board shall have determined (after consultation with its outside legal counsel) that the failure to take such action is reasonably likely to be a breach of its fiduciary duties under applicable Law.

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(b)         Except as permitted by this Section 7.03, during the Pre-Closing Period, the Company agrees that neither it nor any Company Subsidiary shall, and it shall use its reasonable best efforts to cause its and the Company Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the submission of any Acquisition Proposal, (ii) engage in, continue or otherwise participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any Acquisition Proposal, except to notify such person of the existence of this Section 7.03(b) or (iii) except for an Acceptable Confidentiality Agreement, enter into any acquisition agreement, merger agreement, letter of intent or understanding or other agreement relating to any Acquisition Proposal or that would require the Company to abandon, terminate or fail to consummate the Merger (each, an “Acquisition Agreement”); provided, that, if, prior to the receipt of the Company Stockholder Approval, the Company receives an Acquisition Proposal that did not result from a breach of this Agreement and the Company Board determines (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal, the Company and the Company Subsidiaries and its and their Representatives may (A) engage in discussions or negotiations with the person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal and (B) furnish information to the person making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement.

(c)         The Company shall promptly (and, in any event, within twenty-four (24) hours) after receipt of any Acquisition Proposal or any inquiry, offer or proposal that could reasonably be expected to result in, any Acquisition Proposal, notify Parent of the material terms of such Acquisition Proposal, inquiry, offer or proposal received by the Company (including copies of any written requests, proposals or offers, including proposed agreements), and the identity of the person or “group” making such Acquisition Proposal, inquiry offer or proposal. The Company shall (i) keep Parent reasonably informed on a reasonably prompt basis of the status and terms of, and changes in, any such Acquisition Proposal, inquiry, offer or proposal (including copies of any written requests, proposals, offers or agreements related thereto) and (ii) make available to Parent copies of all written due diligence materials concerning the Company provided by the Company to such party to the extent not previously provided or made available to Parent. The Company shall promptly (and, in any event, within twenty-four (24) hours), following a determination by the Company Board that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.

(d)         Except as permitted by this Section 7.03, the Company Board (or any committee thereof) shall not, and shall not publicly propose to: (i) withhold, withdraw or qualify (or modify or amend in a manner adverse to Parent or Merger Sub), the Company Board Recommendation; (ii) approve, adopt or recommend, or declare the advisability of, any Acquisition Proposal; (iii) fail to include the Company Board Recommendation in the Proxy Statement; (iv) fail to recommend against any Acquisition Proposal that is a tender offer or exchange offer that is subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Acquisition Proposal offer;

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or (v) if an Acquisition Proposal other than a tender offer or exchange offer that is subject to Regulation 14D under the Exchange Act shall have been publicly announced or disclosed, fail to reaffirm the Company Board Recommendation upon the written request of Parent within five (5) Business Days after such written request; provided, that Parent may only make one such reaffirmation request with respect to each such public announcement or disclosure of an Acquisition Proposal so long as the Company reaffirmed the Company Board Recommendation in response to such request and such Acquisition Proposal has not been subsequently amended or modified (any of the foregoing actions, an “Adverse Recommendation Change”).

(e)         Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Company Stockholder Approval but subject to compliance with Section 7.03(a), if in response to an unsolicited Acquisition Proposal made after the date of this Agreement that has not been withdrawn and that did not result from a breach of this Section 7.03, the Company Board determines (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal is a Superior Proposal and determines in good faith (after consultation with its outside legal counsel) that its failure to take such action would, or would be reasonably likely to, violate its fiduciary duties under applicable Law, then (i) the Company Board may make an Adverse Recommendation Change and/or (ii) the Company may terminate this Agreement pursuant to Section 9.01(d)(ii) in order to enter into an Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 9.01(d)(ii) unless the Company (A) prior to, or concurrently with, such termination, pays, or causes to be paid, to Parent (or its designee) the Company Termination Fee and (B) concurrently with such termination, enters into a definitive agreement that documents the terms and conditions of such Superior Proposal.

(f)         Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Company Stockholder Approval, but subject to the Company’s and the Company Board’s compliance with Section 7.03(h), the Company Board may make an Adverse Recommendation Change in response to an Intervening Event if the Company Board determines (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change in response to such Intervening Event would, or would be reasonably likely to, violate of its fiduciary duties under applicable Law.

(g)         Prior to effecting an Adverse Recommendation Change with respect to a Superior Proposal or terminating this Agreement pursuant to Section 9.01(d)(ii) in order to enter into an Acquisition Agreement with respect to a Superior Proposal, (i) the Company shall notify Parent in writing that it intends to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.01(d)(ii), as applicable, (ii) the Company shall provide Parent a summary of the material terms and conditions of such Superior Proposal (including the consideration offered therein and the identity of the person or “group” making the Superior Proposal) and an unredacted copy of the Acquisition Agreement, (iii) if requested to do so by Parent, for a period of three (3) Business Days following delivery of such notice, the Company shall discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate in good faith, with Parent and Parent’s Representatives, any bona fide proposed modifications to the terms and conditions of this Agreement, and (iv) no earlier than the end of such three (3)-Business Day period, the Company Board shall determine, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such three (3)-Business Day period and in consultation with its outside legal counsel and financial advisors, that such Superior Proposal still constitutes a Superior Proposal (it being understood and agreed that any changes to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to the first such subsequent notice, references herein to the “three (3) Business Day” period shall be deemed a “two (2)-Business Day” period, and with respect to each subsequent notice thereafter, such references shall be deemed to be a “one (1)-Business Day” period.

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(h)         Prior to effecting an Adverse Recommendation Change with respect to an Intervening Event, (i) the Company shall notify Parent in writing that it intends to effect an Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse Recommendation Change and the material facts and circumstances relating to such Intervening Event, (ii) if requested to do so by Parent, for a period of three (3) Business Days following delivery of such notice, the Company shall discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate in good faith, with Parent’s Representatives any bona fide proposed modifications to the terms and conditions of this Agreement and (iii) no earlier than the end of such three (3)-Business Day period, the Company Board shall determine in good faith, after considering the terms of any proposed amendment or modification to this Agreement agreed upon by Parent during such three (3)-Business Day period and in consultation with its outside legal counsel, that the failure to effect an Adverse Recommendation Change would, or would be reasonably likely to, violate the Company Board’s fiduciary duties under applicable Law.

(i)         Nothing contained in this Agreement shall prevent the Company or the Company Board from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, making a statement contemplated by Item 1012(a) of Regulation M-A under the Exchange Act or otherwise complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or (ii) making any disclosure to the Company’s stockholders if the Company Board determines in good faith (after consultation with its advisors) that its failure to do so would, or would be reasonably likely to, violate its fiduciary duties under applicable Law; provided, that any Adverse Recommendation Change may only be made in accordance with this Section 7.03. For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change if the Company Board reaffirms the Company Board Recommendation in such statement or such statement is a “stop, look and listen” communication.

(j)         Except as set forth in Section 9.03(d) with respect to an Acquisition Proposal, for purposes of this Agreement:

(i)       “Acquisition Proposal” means any proposal or offer, from any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than Parent or Merger Sub, relating to (A) any direct or indirect acquisition, in a single transaction or a series of related transactions,

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of (1) assets constituting 20% or more of the consolidated assets, revenue or net income of the Company and the Company Subsidiaries, taken as a whole (based on the fair market value thereof), including an acquisition of 20% or more of such consolidated assets, revenue or net income of the Company and the Company Subsidiaries indirectly through the acquisition of equity interests of a Company Subsidiary, or (2) 20% or more of any class of voting securities of the Company; (B) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning, or having the right to acquire beneficial ownership of, 20% or more of any class of voting securities of the Company; or (C) any merger, consolidation, business combination, recapitalization, share exchange, joint venture, restructuring, reorganization, liquidation, dissolution or other similar transaction involving the Company (other than any such transaction among the Company and any of the Company Subsidiaries or among the Company Subsidiaries).

(ii)       “Intervening Event” means any change, effect, event, occurrence or fact that materially affects the Company and the Company Subsidiaries, taken as a whole, that (A) was not known or reasonably foreseeable to the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement) and which become known to or by the Company Board prior to the receipt of the Company Stockholder Approval and (B) does not involve or relate to (I) an Acquisition Proposal, (II) changes in the trading price or trading volume of Shares (provided that, to the extent not otherwise excluded by the other clauses or subclauses of this definition, the underlying cause of such changes may be taken into account in determining whether an Intervening Event has occurred), (III) any overachievement by the Company or any of the Company Subsidiaries with respect to any revenue, earnings or other financial projections or forecasts (provided that, to the extent not otherwise excluded by the other clauses or subclauses of this definition, the underlying cause of such overachievement may be taken into account in determining whether an Intervening Event has occurred) or (IV) any development or change in the industries the Company and the Company Subsidiaries operate in or any changes in Laws.

(iii)       “Superior Proposal” means any bona fide written Acquisition Proposal that (A) did not result from or in connection with a breach by the Company of this Section 7.03, (B) is on terms that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) and after taking into account the legal, financial, regulatory and other aspects (including the identity of the third party making such Acquisition Proposal and the conditionality and timing of such proposal) of such Acquisition Proposal, (C) is reasonably likely to be consummated in accordance with its terms on a timely basis and is not subject to any “due diligence” or financing contingencies and (D) if consummated would result in a transaction more favorable to the Company’s stockholders, from a financial point of view, than the Merger and the Transactions (taking into account any proposed amendment or modification proposed by Parent pursuant to Section 7.03(g)). For purposes of the reference to “Acquisition Proposal” in this definition, all references to “20%” will be deemed references to “50%”.

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Section 7.04      Directors’ and Officers’ Indemnification and Insurance.

(a)         From and after the Effective Time, the Surviving Company and its Subsidiaries shall, and Parent shall cause the Surviving Company to, to the fullest extent permitted under the DGCL, honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries under all indemnification agreements between the Company or any Company Subsidiary and any of their respective present or former directors and officers (collectively, the “Indemnified Parties”). In addition, the certificate of incorporation and by-laws (or similar organizational documents) of the Surviving Company shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the Company Charter or the Company By-laws on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any Company Subsidiary.

(b)         For a period of six (6) years after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, to the fullest extent permitted under applicable Law, indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Action (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as an officer, director, employee, fiduciary or agent of the Company or one of the Company Subsidiaries, whether occurring on or before the Effective Time. To the fullest extent permitted by Law, the Surviving Company shall, and Parent shall cause the Surviving Company to, pay all expenses of each Indemnified Party in advance of the final disposition of any such Action, subject to receipt of an undertaking (in form and substance reasonably acceptable to the Surviving Company) to repay such advances if it is ultimately determined in accordance with applicable Law that such Indemnified Party is not entitled to indemnification. In the event of any such Action, (i) the Surviving Company shall, and Parent shall cause the Surviving Company to, pay the reasonable fees and expenses of one (1) counsel selected by the Indemnified Parties, promptly after statements therefor are received, (ii) neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents thereto in writing, and (iii) Parent and the Surviving Company shall cooperate in the defense of any such matter; provided, that in the event that any claim for indemnification is asserted or made within such six (6) year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. The rights of each Indemnified Party under this Section 7.04(b) shall be in addition to any rights such person may have under the certificate of incorporation or by-laws (or similar organizational documents) of the Company and the Surviving Company or any of their Subsidiaries, or under any Law or under any agreement of any Indemnified Party with the Company or any Company Subsidiary.

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(c)         Prior to the Effective Time, the Company may obtain “tail” insurance policies with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred on or prior to the Effective Time on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date hereof for the six (6) year period following the Effective Time at a price not to exceed 300% of the amount per annum the Company paid for such insurance in its last full fiscal year prior to the date of this Agreement. If the Company does not obtain “tail” insurance prior to the Effective Time, the Surviving Company shall either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time; or (ii) maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company; provided, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Company be required to expend pursuant to this Section 7.04(c) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance; provided further that in the event of an expiration, termination or cancellation of such current policies, Parent or the Surviving Company shall be required to obtain as much coverage as is possible under substantially similar policies for amounts not to exceed such maximum annual amount in aggregate annual premiums.

(d)         In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers all or substantially all of its assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.04.

(e)         The provisions of this Section 7.04 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his or her heirs and legal representatives, each of whom shall be a third party beneficiary under this Agreement.

(f)         Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 7.04.

Section 7.05      Employee Benefits Matters.

(a)         Parent hereby agrees that, for a period of eighteen (18) months immediately following the Effective Time or if earlier, the applicable Covered Employee’s period of employment, it shall, or it shall cause the Surviving Company and its Subsidiaries to: (i) provide each “Covered Employee” (which is defined as each employee of the Company and of each of the Company Subsidiaries as of the Effective Time other than an employee of the Company or any of the Company Subsidiaries whose terms and conditions of employment are governed by a collective bargaining agreement or other Contract with a Union, which shall continue to apply) with at least the same level of base salary and annual target cash incentive compensation opportunity that was provided to such Covered Employee immediately prior to the Effective Time and (ii) provide each Covered Employee with other employee benefits (excluding (x) any equity, equity-based, long-term incentive, change-in-control, retention benefit, and nonqualified deferred compensation,

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(y) defined benefit or (z) post-retirement or retiree medical or health and welfare benefits (the “Excluded Benefits”)) that are no less favorable in the aggregate than those provided to such Covered Employee and their covered dependents immediately prior to the Effective Time. From and after the Effective Time, Parent shall, or shall cause the Surviving Company and its Subsidiaries to, honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each Covered Employee arising under the terms of any Plan that is an employment, retention, severance, change-in-control or similar agreement, in accordance with the terms thereof in effect on the Closing.

(b)         Parent shall use commercially reasonable efforts to cause the Surviving Company and its Subsidiaries to credit Covered Employees for all service with the Company and the Company Subsidiaries and their respective predecessors under any employee benefit plan (excluding the Excluded Benefits) of Parent, the Surviving Company, or any of their Subsidiaries for purposes of eligibility to participate, vesting and eligibility to receive benefits (but not for benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement medical or other similar benefits) under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Company or any of their respective Subsidiaries under which any Covered Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Plans immediately prior to the Effective Time. For the avoidance of doubt, each Covered Employee’s vacation and sick time accruals, as of the Effective Time, shall carry over to Parent, Surviving Company or any of their respective Subsidiaries, provided, that such accruals have been paid or properly recorded as a liability on the books of the relevant entity. Notwithstanding the foregoing, nothing in this Section 7.05 shall be construed to require crediting of service that would result in (i) duplication of benefits for the same period of service or (ii) service credit for benefit accruals under a defined benefit pension plan or any grandfathered or frozen Parent benefit plan.

(c)         With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Company (“Parent Welfare Benefit Plans”) in which a Covered Employee may be eligible to participate on or after the Effective Time, Parent and the Surviving Company shall use commercially reasonable efforts to, subject to the terms of the applicable Parent Welfare Benefit Plan, (i) waive, or cause the insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Covered Employee and any covered dependent under any Parent Welfare Benefit Plan to the same extent waived under a comparable Plan, and (ii) provide credit to each Covered Employee and any covered dependent for any co-payments, deductibles and out-of-pocket expenses paid by such Covered Employee or covered dependent under the Plans during the relevant plan year, up to and including the Effective Time.

(d)         The provisions contained in this Section 7.05 are included for the sole benefit of the parties hereto, and nothing in this Section 7.05, whether express or implied, shall (i) create any third party beneficiary or other rights in any other person, including any current or former employee, officer, director, independent contractor or other individual service provider of the Company or any Company Subsidiary, any participant in any Plan or other benefit plan or arrangement, or any dependent or beneficiary thereof, to enforce the provisions of this Section 7.05,

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(ii) create any right to employment or service, continued employment or service or any term or condition of employment or service with the Company, the Company Subsidiaries, Parent, the Surviving Company or any of their respective Affiliates, (iii) be treated as an adoption of, termination of, an amendment, waiver or other modification of any Plan or other employee benefit plan or arrangement or (iv) limit in any way the right of the Company, the Company Subsidiaries, Parent, the Surviving Company or any of their respective Affiliates to amend, terminate or otherwise modify any Plan or other employee benefit plan or arrangement at any time in accordance with its terms.

Section 7.06      Further Action.

(a)         Upon the terms and subject to the conditions set forth in this Agreement, Parent, Merger Sub and the Company agree to use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Transactions, including using reasonable best efforts to (i) obtain all authorizations, consents, Orders, approvals, licenses, permits and waivers of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the consummation of the Transactions and (ii) provide such other information to any Governmental Authority as such Governmental Authority may lawfully request in connection herewith. Each party shall make its respective filing, if necessary, pursuant to the HSR Act as promptly as reasonably practicable, but in any event no later than ten (10) Business Days, following the date of this Agreement. In addition, each Party agrees to make, or cause to be made, as promptly as reasonably practicable and use its reasonable best efforts to make as promptly as practicable after the date of this Agreement (or such other date as may be required by the applicable Antitrust Law) any other filings and notifications pursuant to any other Antitrust Law with respect to the Transactions. The parties shall supply as promptly as reasonably practicable thereafter to the appropriate Governmental Authorities any additional information and documentary material that may be requested related to the Transactions. Parent will pay all fees or make other payments to any Governmental Authority in order to make such filings or obtain any such authorizations, consents, Orders or approvals.

(b)         Without limiting the generality of the undertaking of Parent and Merger Sub pursuant to Section 7.06(a), Parent and Merger Sub shall, and shall cause each of their respective Affiliates to, take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to consummate the Transactions as promptly as practicable, and in any event prior to the Outside Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture, license or other disposition of such of its and their assets, properties or businesses or of the assets, properties or businesses to be acquired by Parent and Merger Sub pursuant hereto, and entering into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding that would otherwise have the effect of materially delaying or preventing the consummation of the Transactions.

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In addition, Parent and Merger Sub shall defend any Action in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the other Transactions or which would prevent the consummation of the Merger prior to the Outside Date.

(c)         Subject to applicable Laws, the Company and Parent each shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating thereto and (ii) keep each other reasonably apprised of the content and status of any material communications with, and communications from, any Governmental Authority with respect to the Transactions, including promptly notifying the other parties hereto of any communication it or any of its Affiliates receives from any Governmental Authority relating to any review or investigation of the Transactions under the HSR Act, and shall permit the other parties to review in advance (and to consider in good faith any comments made by the other party in relation to) any proposed material communication by such party to any Governmental Authority relating to such matters. None of the parties to this Agreement shall agree to participate in any meeting, telephone call or discussion with any Governmental Authority in respect of any submissions, filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other parties a reasonable amount of time in advance and, unless prohibited by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, telephone call or discussion. The parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. The parties to this Agreement shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that each party may, as it deems advisable and necessary, reasonably designate any competitively sensitive materials provided to the other party as “Outside Counsel Only Material” and may redact the materials as necessary to (i) remove references concerning the valuation of the Company, (ii) comply with contractual arrangements and (iii) address reasonable attorney-client or other privilege or confidentiality concerns.

(d)         Notwithstanding anything to the contrary in this Agreement, no party shall be required, nor shall the Company (or any of the Company Subsidiaries) be permitted, to take or commit to take any action with respect to its assets, properties, business or operations in connection with obtaining the expiration or termination of the applicable waiting periods under, or any approvals under, the HSR Act or any Authorization, unless the effectiveness of such agreement or action is conditioned upon the occurrence of the Closing.

(e)         None of the Company, the Company Subsidiaries, Parent, Merger Sub or any of their respective Affiliates shall enter into any agreement, transaction or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to make it materially more difficult, or to materially increase the time required, to:

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(i) consummate the Merger and the Closing, (ii) obtain the expiration or termination of the waiting period under the HSR Act, or the authorizations, consents, Orders and approvals required under any other Antitrust Law applicable to the Transactions, (iii) avoid the entry of, avoid the commencement of litigation seeking the entry of, or effect the dissolution of, any injunction, temporary restraining order or other Order that would materially delay or prevent the consummation of the Transactions or (iv) obtain all authorizations, consents, Orders and approvals of Governmental Authorities necessary for the consummation of the Transactions.

Section 7.07      Obligations of Parent with Respect to Merger Sub and the Surviving Company. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to cause Merger Sub to pay, perform and discharge its obligations hereunder. During the Pre-Closing Period, neither Parent nor Merger Sub shall engage in any activity of any nature except as provided in or expressly contemplated by this Agreement.

Section 7.08      Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Parent and the Company. Thereafter, except with respect to any matters contemplated by Section 7.03, Section 9.01 or Section 9.03, each of Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions, except to the extent public disclosure is required by applicable Law or the rules or regulations of Nasdaq or any United States national securities exchange on which the Shares are then traded, in which case the issuing party shall use its reasonable efforts to consult with the other party before issuing any press release or making any such public statements. Notwithstanding the foregoing, each party may, without such consultation, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties hereto (or individually in accordance with this Section 7.08). Prior to making any material written communications to the employees or independent contractors of the Company or any of the Company Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions, the Company shall provide Parent with a copy of the intended communication at least one (1) Business Day prior to dissemination prior to the date of first use, and the Company shall consider in good faith any comments made to such communication (it being understood that any subsequent communication that sets forth substantially the same information shall not require compliance with this sentence).

Section 7.09      Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer and any similar Taxes which become payable in connection with the Transactions. Notwithstanding anything to the contrary herein, each of Parent and the Surviving Company agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred by the Company and Company Subsidiaries in connection with this Agreement and the Transactions.

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Section 7.10      Stock Exchange De-Listing. Parent shall cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time and, prior to the Effective Time, the Company shall reasonably cooperate with Parent to accomplish the foregoing.

Section 7.11      Stockholder Litigation. The Company shall notify Parent promptly of the commencement of, any stockholder litigation brought or threatened in writing against the Company or its directors or officers relating to the Transactions (“Transaction Litigation”) and shall promptly advise Parent of any material developments with respect to and keep Parent reasonably informed with respect to the status thereof. The Company shall be entitled to direct and control the defense of any such stockholder litigation; provided, however, the Company shall give Parent the right to consult and participate in the defense, negotiation or settlement of any Transaction Litigation and the Company shall give reasonable and good faith consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall not and shall not permit any of its Representatives to, settle any Transaction Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

Section 7.12      Takeover Laws. If any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover Law becomes or is deemed to be applicable to this Agreement or the Transactions, then the Company Board shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Law or Laws inapplicable to the foregoing.

Section 7.13      Certain Filings and Consents. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the Transactions and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers. The Company and Parent shall reasonably cooperate in seeking to obtain consents and waivers with respect to Contracts to which the Company or a Company Subsidiary is a party (which may or may not be obtained); provided, that (A) neither the Company nor any of the Company Subsidiaries will make or agree to make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value for the purposes of obtaining any such consents without the prior consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned and (B) no failure to obtain any such consent or waiver or any Contract termination as a result of such failure shall result in the failure of any condition set forth in Article VIII.

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Section 7.14      Financing.

(a)         Parent and Merger Sub shall use their respective reasonable best efforts to obtain the proceeds of the Financing at or prior to the Effective Time on the terms and conditions described in the Commitment Letters, including (i) maintaining in effect the Commitment Letters, (ii) negotiating, as promptly as practicable, definitive agreements with respect to the Debt Financing to be entered into at or prior to the Effective Time (the “Definitive Financing Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letters (including, as necessary, agreeing to any requested changes to the commitments thereunder in accordance with any “flex” provisions contained in the Debt Commitment Letter or the Fee Letter), in each case which terms shall not in any respect expand on the conditions to the funding of the proceeds from the Debt Financing at or prior to the Effective Time or reduce the aggregate amount of the proceeds from the Debt Financing available to be funded at or prior to the Effective Time below the Required Amounts, (iii) satisfying on a timely basis all conditions in the Commitment Letters and the Definitive Financing Agreements applicable to Parent or Merger Sub and their Affiliates to obtain the Financing and (iv) borrowing an amount necessary in accordance with the terms of the Definitive Financing Agreements to consummate the Transactions. In the event that all conditions contained in the Commitment Letters (other than, with respect to the Debt Financing, the availability of the Equity Financing) have been satisfied (or upon funding will be satisfied), Parent and Merger Sub shall use their reasonable best efforts to cause the Lenders, and shall cause the Equity Investors, to fund at or prior to the Effective Time the Financing required to consummate the Transactions and to pay related fees and expenses at or prior to the Effective Time. Parent and Merger Sub shall use their reasonable best efforts to comply with their respective obligations. Parent and Merger Sub shall not, without the prior written consent of the Company, (A) permit any amendment, assignment, supplement or modification to, or any waiver of any provision or remedy under, restate, substitute or replace, the Commitment Letters if such amendment, assignment, supplement, modification, waiver, restatement, substitution or replacement (1) would (x) adversely and materially impact the ability of either Parent or Merger Sub to enforce their respective rights against any other parties to the Commitment Letters or the Definitive Financing Agreements relative to the ability of Merger Sub to enforce its rights against any of such other parties to the Commitment Letters as in effect on the date hereof, (y) add new (or expand any existing) conditions to the receipt of the Financing or otherwise adversely affect (including with respect to timing) the ability or likelihood of Parent or Merger Sub to timely consummate the Merger at the Closing or any of the Transactions, or (z) be reasonably expected to make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur, (2) reduces the aggregate amount of the Financing or (3) would otherwise reasonably be expected to prevent, impede or materially delay the consummation of the Transactions; provided, that Parent or Merger Sub may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement or (B) take or fail to take any action or enter into any transaction that would reasonably be expected to materially impair, delay or prevent consummation of the Financing contemplated by the Commitment Letters. Upon any such permitted amendment, supplement, modification, waiver or replacement of the Debt Commitment Letter in accordance with this Section 7.14(a), the terms “Debt Commitment Letter” and “Debt Financing” shall refer to the Debt Commitment Letter as so amended, supplemented, modified, waived or replaced and the debt financing contemplated thereby.

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(b)         In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent and Merger Sub will (i) use their respective best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing (as applicable, in an amount sufficient to replace such unavailable Debt Financing and in any event in an amount sufficient to consummate the Transactions) from the same or other sources and on terms and conditions not less favorable to Parent and Merger Sub than such unavailable Debt Financing (including giving full effect to the “flex” provisions contained in any related fee letter) and which do not include any conditions to the consummation of such alternative debt or equity financing, as applicable, that are more onerous than the conditions set forth in the Debt Financing and which do not include any additional conditions to the consummation of such alternative debt or equity financing, as applicable, that are not conditions in the applicable Financing, with it being understood and agreed that if Parent and Merger Sub proceed with any alternative financing, Parent and Merger Sub shall be subject to the same obligations with respect to such alternative financing as set forth in this Agreement with respect to the Debt Financing, and (ii) promptly notify the Company of such unavailability. For the purposes of this Agreement, the terms “Debt Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative financing arranged in compliance herewith (and any Debt Commitment Letter, remaining in effect at the time in question). Upon the Company’s request, Parent and Merger Sub shall keep the Company informed, in all reasonable detail, of the status of their efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall provide the Company with prompt written notice (i) of (A) any material breach or default by any party to any Commitment Letters or the Definitive Financing Agreements of which Parent or Merger Sub becomes aware (any breach or default in timely funding any commitment is agreed to be “material”), (B) the receipt of any written notice or other written communication from any Lender, or other financing source with respect to any actual or threatened breach, default (or accusation of breach or default), termination or repudiation by any party to any Debt Commitment Letters or the Definitive Financing Agreements of any provision thereof, or (C) any material dispute or disagreement between or among Parent and Merger Sub, on the one hand, and the Lenders, on the other hand, or among any Lenders to any of the Debt Commitment Letters or the Definitive Financing Agreements with respect to the obligation to fund any of the Debt Financing or the amount of the Debt Financing to be funded at the Effective Time, and (ii) if at any time for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Debt Commitment Letters or the Definitive Financing Agreements. Notwithstanding (i) the foregoing compliance, by Parent and Merger Sub with this Section 7.14 shall not relieve Parent or Merger Sub of their obligations to consummate the Transactions whether or not the Financing is available and (ii) anything to the contrary herein, Parent shall have no obligation to disclose any information pursuant to this Agreement that is subject to attorney-client or similar legal privilege.

(c)         Prior to the Closing, the Company shall, and shall use its reasonable best efforts to cause its Representatives to, provide such reasonable cooperation as is customary and reasonably requested by Parent in connection with the arrangement of the Debt Financing, including: (i) upon reasonable notice, participating in a reasonable number of lender meetings, presentations, due diligence sessions and sessions with rating agencies, in each case, to the extent reasonable and customary, in connection with the marketing of the Financing; (ii) solely to the extent required by the Debt Commitment Letter or the Fee Letter, using reasonable efforts to facilitate the pledging of collateral, effective no earlier than, and conditioned upon the occurrence of, the Closing;

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(iii) furnishing Parent with the Required Information; (iv) cooperating with the marketing efforts of the Debt Financing, by assisting with the preparation of customary rating agency preparations, lender and investor presentations (including “public” and “private” versions thereof), bank information memorandum (including “public” and “private” versions thereof) and similar documents, and to assist in identifying any portion of the information that constitutes material, non-public information, in each case in connection with the Debt Financing and deliver customary authorization and representation letters with respect to the bank information memorandum relating to the Debt Financing; (v) assist with the preparation and execution of any definitive agreements with respect to the Debt Financing (including the schedules thereto) and customary officer’s certificates (including a customary solvency certificate from the chief financial officer of the Company in the form attached to the Debt Commitment Letter) as may be reasonably required by Parent, provided that no such documents or certificates shall be delivered by the Company until the Closing, and no obligation of the Company under any such document or agreement shall be effective until the Closing; (vi) provide documents reasonably requested by Parent relating to the repayment of the Indebtedness (if any) to be paid off at Closing and the release of related guarantees and Liens related thereto; (vii) provide, at least four (4) Business Days prior to the Closing Date, all documentation and other information relating to the Company required by bank regulatory authorities under applicable “know-your-customer”, anti-money laundering rules and regulations, including the PATRIOT Act, reasonably requested by Parent in writing, at least nine (9) Business Days prior to the Closing Date; and (viii) facilitate the taking of all corporate, limited liability company or similar actions reasonably requested by Parent to permit the consummation of the Debt Financing, provided that no such documents shall be delivered by the Company until the Closing, and no obligation of the Company under any such document shall be effective until the Closing. All non-public or otherwise confidential information regarding the Company or its Affiliates obtained by Parent or Merger Sub or their Representatives pursuant to this Section 7.14 shall be kept confidential in accordance with the Confidentiality Agreement, including any joinder or other agreement entered into in connection therewith; provided that, notwithstanding the Confidentiality Agreement, Parent and its Representatives shall be permitted to disclose any information provided by, or on behalf of, the Company to any actual or potential Financing Sources, subject to customary confidentiality undertakings by such actual and potential Financing Sources. The Company hereby consents to the use of the logos of the Company solely as reasonably necessary in connection with the Debt Financing; provided, that such logos shall be used solely in a manner that is not reasonably likely to harm, disparage or otherwise adversely affect the Company or its reputation or goodwill.

(d)         Notwithstanding anything herein to the contrary, (i) no persons who are directors or managers of the Company or its Affiliates, other than those persons or entities who shall hold the same positions at the Company after Closing, shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing or to execute, deliver or enter into, or perform any agreement, certificate, arrangement, document or instrument (other than customary authorization letters), including any Definitive Financing Agreements, with respect to the Debt Financing except in each case (i) those persons who shall hold the same positions at the Company or its Affiliates after Closing and (ii) solely to the extent such resolutions, consents, agreements, certificates, arrangements, documents or instruments shall be effective no earlier than Closing,

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(ii) no obligation of the Company, its Affiliates or any of their respective Representatives undertaken pursuant to the foregoing shall be effective until Closing (other than customary authorization letters), and (iii) none of the Company, its Affiliates or any of their respective Representatives shall be required to (A) pay any commitment or other similar fee in connection with the Debt Financing or incur any other cost or expense that is not promptly reimbursed by Parent in connection with the Debt Financing prior to the Closing, (B) take any actions to the extent such actions would unreasonably interfere with the ongoing business or operations of the Company and its Affiliates, (C) take any actions that would conflict with or violate the Company’s or its Affiliates’ organizational documents or any Laws or that would reasonably be expected to result in a violation or breach of, or default under, any Selected Contract (other than any such violation, breach or default that is de-minimis in nature), or (D) give to any person any indemnities in connection with the Financing that are effective prior to the Closing.

(e)         Parent shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs and expenses incurred by the Company, its Affiliates or their respective Representatives in connection with such cooperation and shall indemnify and hold harmless the Company, its Affiliates and their respective Representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them pursuant to this Section 7.14 and any information utilized in connection therewith (other than written information provided by the Company or to the extent suffered or incurred as a result of the gross negligence or willful misconduct of the Company, its Affiliates or their respective Representatives).

(f)         Parent and Merger Sub acknowledge and agree that it is not a condition to the Closing or to any of the other obligations under this Agreement that Parent and Merger Sub obtain any Financing. For the avoidance of doubt, if the Equity Commitment or any Financing has not been obtained, Parent and Merger Sub shall continue to be obligated to complete the Merger and consummate the Transactions in accordance with this Agreement.

Section 7.15      Closing Deliverables.

(a)         Payoff Letters. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent payoff letters, in customary form, with respect to each item of Payoff Indebtedness, which such payoff letters shall provide for, among other customary items (and subject to receipt of the applicable payoff amount), customary Lien releases effective as of the Closing.

(b)         FIRPTA Certificate. The Company shall deliver to Parent a statement and notice in accordance with Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1)(i), dated within 30 days prior to the Closing Date and in customary form along with written authorization for Parent to deliver such statement and notice form to the IRS on behalf of the Company upon Closing.

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Article VIII

CONDITIONS TO THE MERGER

Section 8.01      Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction (or written waiver by the Company, Parent and Merger Sub, if permissible by Law), prior to the Effective Time, of the following conditions:

(a)         Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)         No Order. No Governmental Authority of competent jurisdiction sitting in the United States shall have enacted, issued, promulgated, enforced or entered any Law, whether temporary, preliminary or permanent, that is in effect that enjoins, restrains or otherwise prohibits or makes illegal the consummation of the Merger.

(c)         Regulatory Approvals. Any applicable waiting period or approval under the HSR Act and any other Antitrust Law as set forth in Section 8.01(c) of the Company Disclosure Schedule shall have expired, been terminated, or been obtained.

Section 8.02      Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver by Parent (where permissible), prior to the Effective Time, of the following additional conditions:

(a)         Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 4.02(a) and Section 4.02(b) (Capitalization) (other than for inaccuracies that are de minimis in the aggregate relative to the total fully diluted equity capitalization of the Company) shall be true and correct in all respects as of the date of this Agreement (provided that, to the extent that any failure of such representations and warranties to be so true as of the date of this Agreement is cured prior to the Closing Date, such failure shall not be considered a failure of the condition in this Section 8.02(a)(i)) and as of the Closing Date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), (ii) the representations and warranties of the Company set forth in Section 4.02(c) (Capitalization), Section 4.03 (Authority Relative to This Agreement) and Section 4.23 (Brokers) shall be true and correct in all material respects as of the date of this Agreement (provided that, to the extent that any failure of such representations and warranties to be so true as of the date of this Agreement is cured prior to the Closing Date, such failure shall not be considered a failure of the condition in this Section 8.02(a)(ii)) and as of the Closing Date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date) and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement (provided that, to the extent that any failure of such representations and warranties to be so true as of the date of this Agreement is cured prior to the Closing Date, such failure shall not be considered a failure of the condition in this Section 8.02(a)(iii)) and as of the Closing Date, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than, in the case of clause (iii), for such failures to be true and correct that, individually or in the aggregate, would not have a Material Adverse Effect (it being understood that for this purpose all references to the term “Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded).

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(b)         Agreements and Covenants. The Company shall have performed or complied with, in all material respects, each covenant, agreement and obligation required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)         Material Adverse Effect. Since the date of the Agreement, no Material Adverse Effect shall have occurred and be continuing.

(d)         Officer Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by an executive officer of the Company, certifying that the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(c) have been satisfied.

Section 8.03      Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or written waiver (where permissible), at or prior to the Effective Time, of the following additional conditions:

(a)         Representations and Warranties. (i) The representations and warranties of the Parent set forth in Section 5.01 (Corporate Organization), Section 5.03 (Authority Relative to This Agreement) and Section 5.08 (Financing) shall be true and correct in all respects as of the date of this Agreement (provided that, to the extent that any failure of such representations and warranties to be so true as of the date of this Agreement is cured prior to the Closing Date, such failure shall not be considered a failure of the condition in this Section 8.03(a)(i)) and as of the Closing Date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date) and (ii) each of the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement (provided that, to the extent that any failure of such representations and warranties to be so true as of the date of this Agreement is cured prior to the Closing Date, such failure shall not be considered a failure of the condition in this Section 8.03(a)(ii)) and as of the Closing Date, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than, in the case of clause (ii), for such failures to be true and correct that, individually or in the aggregate, would not have a Parent Material Adverse Effect (it being understood that for this purpose all references to the term “Parent Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded).

(b)         Agreements and Covenants. Parent and Merger Sub shall have performed or complied with, in all material respects, each covenant, agreement and obligation required by this Agreement to be performed or complied with by them on or prior to the Effective Time.

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(c)         Officer Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an executive officer of Parent, certifying that the conditions specified in Section 8.03(a) and Section 8.03(b) have been satisfied.

Section 8.04      Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 8.01(b) or Section 8.01(c) to be satisfied if such failure was principally caused by the failure of Parent or Merger Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Section 8.01(b) or Section 8.01(c) to be satisfied if such failure was principally caused by its failure to perform any of its obligations under this Agreement.

Article IX

TERMINATION

Section 9.01      Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time only as follows (notwithstanding any prior adoption of this Agreement by the stockholders of the Company, as follows (the date of any such termination, the “Termination Date”)):

(a)         by mutual written consent of each of the Company and Parent;

(b)         by either the Company or Parent if:

(i)       any Governmental Authority of competent jurisdiction sitting in the United States shall have enacted, issued, promulgated, enforced or entered any Law permanently restraining, enjoining, prohibiting or making illegal the consummation of the Merger and such Law shall have become final and nonappealable; or

(ii)       this Agreement shall fail to receive the Company Stockholder Approval at the Company Stockholders’ Meeting (unless such Company Stockholders’ Meeting has been adjourned, in which case at the final adjournment thereof); or

(c)         by Parent if:

(i)       the Effective Time shall not have occurred on or before August 16, 2021 (as such date may be extended pursuant to the terms of this Agreement or by the mutual written consent of the Company or Parent, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(c)(i) shall not be available to Parent if its breach of any representations or warranties or any agreements or covenants under this Agreement primarily caused or primarily resulted in the failure of the Effective Time to occur on or before such date;

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(ii)       the Company Board shall have effected an Adverse Recommendation Change (A) pursuant to Section 7.03(e) or (B) pursuant to Section 7.03(f); provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(ii) if the Company Stockholder Approval has been obtained; or

(iii)       any breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that (A) would cause any of the conditions set forth in Section 8.02(a) or Section 8.02(b) not to be satisfied at or prior to the Closing (assuming the occurrence thereof), and (B) is not capable of being cured or, if curable, is not cured prior to the earlier of (x) thirty (30) days after written notice thereof is delivered by Parent to the Company and (y) the Outside Date; or

(d)         by the Company if:

(i)       the Effective Time shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.01(d)(i) shall not be available to the Company if its breach of any representations or warranties or any agreements or covenants under this Agreement primarily caused or primarily resulted in the failure of the Effective Time to occur on or before such date;

(ii)       the Company Board determines to enter into an Acquisition Agreement with respect to a Superior Proposal; provided, that (A) prior to, or concurrently with, such termination the Company pays the Company Termination Fee due under Section 9.03(a)(ii) and (B) the Company concurrently enters into such Acquisition Agreement; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(ii) if the Company Stockholder Approval has been obtained;

(iii)       any breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that (A) would cause any of the conditions set forth in Section 8.03(a) or Section 8.03(b) not to be satisfied at or prior to the Closing (assuming the occurrence thereof), and (B) is not capable of being cured or, if curable, is not cured prior to the earlier of (x) thirty (30) days after written notice thereof is delivered by the Company to Parent and (y) the Outside Date; or

(iv)       (A) all of the conditions set forth in Section 8.01 and Section 8.02 have been satisfied other than those that by their nature or terms are to be satisfied at the Closing (provided that each of which is reasonably likely to be satisfied at such time), (B) at or following such time, the Company has irrevocably certified to Parent in writing (a “Closing Failure Notice”) (x) all of the conditions set forth in Section 8.03 have been satisfied (other than those conditions that by their nature or terms are to be satisfied at the Closing) or that the Company is thereby waiving any such conditions that remain unsatisfied and

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(y) the Company stands ready, willing and able to proceed with the Closing on the date of such notice and at all times during the three (3) Business Day period immediately thereafter, and (C) Parent and Merger Sub have failed to consummate the Merger within three (3) Business Days after the Company has delivered such Closing Failure Notice to Parent and at all times during such three (3) Business Day period the Company stood ready, willing and able to consummate the Merger.

Section 9.02      Notice of Termination; Effect of Termination.

(a)         A terminating party shall provide written notice of termination to the other parties specifying with reasonable particularity the reason for such termination, and any such termination in accordance with Section 9.01 shall be effective immediately upon delivery of such written notice to the other party.

(b)         In the event of termination of this Agreement by any party as provided in, and pursuant to, Section 9.01, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability or obligation on the part of any party, except that (i) this Section 9.02, the last sentence of Section 7.02(a), Section 7.02(b), the last sentence of Section 7.14(c), Section 7.14(e), Section 9.03 and Article X shall remain in full force and effect and the Parent Guarantee shall remain in full force and effect to the extent provided therein and (ii) subject to Section 9.03(c) and Section 9.03(e), nothing herein shall relieve any party from liability for any fraud or Willful and Material Breach of this Agreement prior to the Termination Date.

Section 9.03      Fees and Expenses. All expenses incurred in connection with this Agreement, the Transactions, the solicitation of stockholder approvals and all other matters related to the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except as otherwise set forth in this Agreement; provided, that notwithstanding the foregoing, if this Agreement shall be terminated pursuant to (x) Section 9.01(b)(ii) (or if at the time of a termination pursuant to any other clause of Section 9.01, Parent would have had the right to terminate this Agreement pursuant to Section 9.01(b)(ii)) or (y) Section 9.01(c)(ii)(B) (or if at the time of a termination pursuant to any other clause of Section 9.01, Parent would have had the right to terminate this Agreement pursuant to Section 9.01(c)(ii)(B)), the Company shall reimburse Parent for Parent’s reasonable and documented out-of-pocket costs and expenses incurred in connection with, or in preparation for or anticipation of, the negotiation and performance of this Agreement up to a maximum aggregate amount of $4,000,000 (the “Expense Reimbursement Obligation”).

(a)         If this Agreement shall be terminated:

(i)       (A) (x) by the Company or Parent pursuant to Section 9.01(b)(ii), (y) by Parent pursuant to Section 9.01(c)(i) (and only in circumstances where the Company Stockholders’ Meeting has not been held) or Section 9.01(c)(iii) or (z) by the Company pursuant to Section 9.01(d)(i) (and only in circumstances where the Company Stockholders’ Meeting has not been held), (B) after the date of this Agreement an Acquisition Proposal shall have been (x) publicly made (in the case of clauses (A)(x), (A)(y) or (A)(z)),

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or (y) made known to the Company Board (in the case of clauses (A)(y) or (A)(z) only), and not withdrawn prior to (i) the Company Stockholders’ Meeting (if the Company Stockholders’ Meeting was held) or (ii) such termination (if the Company Stockholders’ Meeting was not held) and (C) within twelve (12) months following the Termination Date the Company consummates a transaction contemplated by any such Acquisition Proposal or that would have otherwise constituted an Acquisition Proposal if announced or made known to the Company Board prior to the Termination Date, then, the Company shall pay to Parent (or its designee) the amount of $30,000,000 (the “Company Termination Fee”) in accordance with Section 9.03(b);

(ii)       (A) by Parent pursuant to Section 9.01(c)(ii)(A) or pursuant to any clause of Section 9.01 if prior to such termination the Company shall have breached Section 7.03 in any material respect, or (B) the Company pursuant to Section 9.01(d)(ii), then the Company shall pay to Parent (or its designee) the Company Termination Fee in accordance with Section 9.03(b); or

(iii)       by the Company pursuant to Section 9.01(d)(iv), then Parent shall pay or cause to be paid to the Company the amount of $60,000,000 (the “Parent Termination Fee”) in accordance with Section 9.03(b).

(b)         In the event the Company Termination Fee becomes payable by the Company pursuant to this Section 9.03, it shall be paid to Parent or its designee by the Company in immediately available funds (i) prior to, or concurrently with, termination of this Agreement by the Company, in the case of termination of this Agreement by the Company pursuant to Section 9.01(d)(ii) or (ii) within two (2) Business Days after the date of the event giving rise to the obligation to make such payment in all other circumstances; provided that, any amounts previously paid by the Company pursuant to the Expense Reimbursement Obligation shall be credited against the Company Termination Fee. If the Company Termination Fee becomes payable in accordance with this Section 9.03, the payment to Parent or its designee of the Company Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub for any loss suffered by Parent or Merger Sub as a result of the failure of the Transactions to be consummated and, upon such payment in accordance with this Section 9.03, the Company shall not have any further liability or obligation relating to or arising out of this Agreement or the Transactions. In the event the Parent Termination Fee becomes payable by Parent pursuant to this Section 9.03, it shall be paid to the Company by Parent in immediately available funds within two (2) Business Days after termination of this Agreement by the Company pursuant to Section 9.01(d)(iv).

(c)         Subject only to the Company’s rights to specific enforcement expressly set forth in Section 10.08 and in the Equity Commitment Letter (in each case, subject to the conditions contained therein), notwithstanding any other provision to the contrary set forth in this Agreement, each of the parties hereto expressly acknowledges and agrees that the Company’s right to terminate this Agreement and receive payment of the Parent Termination Fee in accordance with and subject to the terms of Section 9.03(a)(iii) shall constitute the sole and exclusive remedy (whether at law, in equity, in contract, in tort, or otherwise) of the Company and the Company Subsidiaries and their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents or Affiliates

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(collectively, the “Company Related Parties”) against Parent, Merger Sub, the Financing Sources, the Equity Investor, any other potential debt or equity financing source and any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, Representatives or Affiliates (collectively, the “Parent Related Parties”) for all losses, damages and/or claims in respect of this Agreement (or the termination thereof) or the Transactions (or the failure of the Transactions to occur for any reason or for no reason) or any breach (whether a Willful and Material Breach, unilateral or otherwise) of any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and following termination of this Agreement, other than the right to receive the payment of the Parent Termination Fee (if owed) in accordance with and subject to the terms of Section 9.03(a)(iii) and this Section 9.03(c), none of the Parent Related Parties shall have any liability or obligation to any of the Company Related Parties relating to or arising out of this Agreement, the Parent Guarantee, the Commitment Letters or the transactions contemplated hereby or thereby, and none of the Company, the Company Subsidiaries nor any other Company Related Party shall seek or be entitled to recover any other damages or seek or be entitled to any other remedy, whether based on a claim at Law or in equity, in Contract, tort or otherwise, with respect to this Agreement, the Parent Guarantee, the Commitment Letters or the transactions contemplated hereby or thereby or any written or oral representation made or alleged to be made in connection herewith or therewith or any losses, damages and/or claims incurred or arising in connection with any of the foregoing.

(d)         For purposes of this Section 9.03, the definition of Acquisition Proposal shall have the meaning assigned to such term in Section 7.03(j)(i), except that references to “20%” in the definition thereof shall be deemed to be references to “50%” and clause (C) of the definition thereof shall be deemed amended and replaced in its entirety by the following language: “(C) any merger, consolidation, business combination, recapitalization, share exchange, joint venture, restructuring, reorganization, liquidation, dissolution or other similar transaction involving the Company pursuant to which stockholders of the Company immediately prior to the consummation of such transaction would cease to own directly or indirectly at least 50% of the voting power or the outstanding capital stock of the Company (or of another person that directly or indirectly would own all or substantially all the assets of the Company) immediately following such transaction in the same proportion as they owned prior to the consummation of such transaction.”

(e)         The parties acknowledge and agree that the agreements contained in this Section 9.03 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. Each of the parties further acknowledges that the payment of the amounts by the Company or the Parent (or its designee), as applicable, specified in this Section 9.03 is not a penalty, but, in each case, is liquidated damages in a reasonable amount that will compensate the Company, Parent and Merger Sub, as applicable, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In no event shall any party be required to pay a fee in connection with the termination of this Agreement more than once.

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Article X

GENERAL PROVISIONS

Section 10.01      Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time; provided, however, that this Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 10.02      Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by email (with confirmation by return email) to the respective parties hereto at the following coordinates (or at such other coordinates for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a)         if to Parent or Merger Sub:

c/o New Mountain Capital, L.L.C.
1633 Broadway, 48th Floor
New York, NY 10019

Attention:	A. Joe Delgado

Harris Kealey

Email:	JDelgado@newmountaincapital.com HKealey@newmountaincapital.com with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036
Attention: Carl P. Marcellino
Email: carl.marcellino@ropesgray.com

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(b)         if to the Company:

Aegion Corporation
17988 Edison Avenue
Chesterfield, MO 63005

Attention:	David F. Morris Mark A. Menghini
Email:	DMorris@aegion.com MMenghini@aegion.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022

Attention:	John A. Marzulli, Jr., Esq. Robert J. Cardone, Esq.
Email:	jmarzulli@shearman.com robert.cardone@shearman.com

Section 10.03      Interpretation and Rules of Construction. When a reference is made in this Agreement to an Annex, an Exhibit, an Article or a Section, such reference shall be to an Annex, an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Documents, materials and information are deemed to have been “made available” to Parent and Merger Sub, if complete and accurate copies of such documents, materials or information (together with all amendments, modifications, supplements, schedules, annexes and exhibits thereto) were prior to the date hereof (a) available for review by such person and its Representatives through the electronic data room entitled Project Carter, which is hosted by Intralinks in connection with the Transactions, (b) disclosed in a SEC Document filed and publicly available, or (c) otherwise actually provided by or on behalf of the Company in writing to Parent, Merger Sub or their Representatives. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated, and any Law referred to herein shall be deemed to also refer to all rules and regulations promulgated thereunder. All accounting terms used and not defined herein have the respective meanings given to them under GAAP, except to the extent otherwise specifically indicated or that the context otherwise requires.

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References to “ordinary course of business” refers to the ordinary course of business of the applicable person consistent with past practice (including with respect to quantity and frequency). References to a person are also to its successors and permitted assigns. If the last day of a period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement is not a Business Day, the period shall end on the immediately following Business Day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References to “days” shall mean “calendar days” unless expressly stated otherwise. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Company to cause such Subsidiary to take such action. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. All references herein to “parties” shall be to the parties hereto unless the context shall otherwise require.

Section 10.04      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.05      Entire Agreement. This Agreement, taken together with the Company Disclosure Schedule, the Confidentiality Agreement (together with any joinders or other agreements entered into in connection therewith), the Equity Commitment Letter and the Parent Guarantee, constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof.

Section 10.06      Assignment. Neither this Agreement nor any of the parties’ respective rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto; provided, that Parent and Merger Sub may (a) assign all or any of their rights and obligations hereunder to any Affiliate of Parent and (b) pledge this Agreement to any lender of Parent as security for the obligation of such lender in respect of providing the Financing, provided, that, in each case, (i) no such assignment or pledge will in any way affect Parent’s obligations or liabilities under this Agreement and Parent shall continue to remain liable for all such obligations and liabilities and (ii) such assignment would not reasonably be expected to have a Parent Material Adverse Effect.

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No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding sentence, any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.07      Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for (a) the provisions of Section 7.04 (which are for the benefit of the persons covered thereby and may be enforced by such persons after the Effective Time), (b) after the Effective Time occurs, the rights of the holders of Shares to receive the Merger Consideration to which they are entitled in accordance with the terms and conditions of this Agreement, (c) the rights, at and after the Effective Time, of the holders of the Stock Units to receive the payments contemplated by Section 3.04, (d) the right of the Company to seek, prove and be awarded damages (including damages based on loss of the economic benefit of the Transactions to the Company’s stockholders) on behalf of the Company’s stockholders, (e) the rights of the Non-Recourse Parties set forth in Section 10.14, and (f) the provisions of Section 9.03(c), Section 10.06, this Section 10.07, the last sentence of Section 10.09(b), the first sentence of Section 10.10, Section 10.11 and Section 10.16, each of which shall be enforceable by each Financing Source as an intended third party beneficiary thereof.

Section 10.08      Specific Performance.

(a)         The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the Equity Commitment Letter or the Parent Guarantee, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in Law, equity or otherwise, including monetary damages) to (i) an Order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. In circumstances where Parent, Merger Sub or the Company is obligated to consummate any Transaction and such Transaction has not been consummated, each of Parent, Merger Sub and the Company expressly acknowledges and agrees that the other party and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other party and its stockholders and that such other party on behalf of itself and its stockholders shall be entitled to enforce specifically Parent’s and Merger Sub’s or the Company’s, as the case may be, obligation to consummate such Transaction and the terms of the Equity Commitment Letter and the Parent Guarantee (and specifically that the Company is entitled to enforce the Equity Investor’s obligation to provide the Equity Commitment (whether under this Agreement or the Equity Commitment Letter or otherwise), the Equity Investor’s obligations pursuant to the Parent Guarantee or otherwise cause Parent or Merger Sub to consummate the Transactions on behalf of itself and its stockholders, which right is hereby acknowledged and agreed by Parent and Merger Sub). Each party further agrees that no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.08, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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Notwithstanding anything in this Agreement to the contrary, (x) under no circumstances shall the Company be entitled to or awarded a grant of specific performance which results in the consummation of the Merger, on the one hand, and be entitled to or receive the Parent Termination Fee, on the other hand and (y) the Company shall only be permitted to enforce specifically the terms and provisions of this Agreement as set forth in, and subject to the provisions and limitations of, Section 10.08(b).

(b)         Notwithstanding the foregoing, the right of the Company to seek specific performance in order to force Parent and Merger Sub to consummate the Closing shall be available if (and only if) each of the following shall have been satisfied: (i) all of the conditions set forth in Section 8.01 and Section 8.02 (other than such conditions which, by their nature or terms, are to be satisfied by the delivery of documents or the taking of actions at the Closing, but subject to such conditions being satisfied if the Closing would have occurred on such date) have been satisfied as of the Closing Date if the Closing would have occurred pursuant to the terms of the Agreement (including Article II), (ii) the Company has delivered to Parent a Closing Failure Notice, (iii) the Debt Financing (or any alternative Debt Financing) has been funded or will be funded at the Closing if the Equity Financing is funded on the terms set forth in the Debt Commitment Letter and (iv) the Company has irrevocably confirmed in writing that if specific performance is granted and the Debt Financing is funded, then the Closing will occur on the terms contemplated in this Agreement. For the avoidance of doubt, and without limiting the foregoing, in no event shall the Company be entitled to seek to enforce specifically Parent and/or Merger Sub’s obligation to consummate the transactions contemplated by this Agreement if the Debt Financing has not been funded (or will not be funded at the Closing).

Section 10.09      Governing Law.

(a)         This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of law that would cause the application of law of any jurisdiction other than those of the State of Delaware.

(b)         The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that, if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any federal or state court located in the State of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (i) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 10.02; and (iii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above named courts.

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Notwithstanding the foregoing, each party hereto, including on behalf of their respective Affiliates, (A) agrees that (1) any action or proceeding, whether at Law or in equity, whether in contract or in tort or otherwise, against any Financing Source, in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York and any appellate court thereof and (2) any such action or proceeding shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State, (B) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (C) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 10.02 shall be effective service of process against it for any such action brought in any such court, (D) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (E) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 10.10      Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DEBT FINANCING OR THE TRANSACTIONS (INCLUDING IN ANY ACTION, PROCEEDING, SUIT OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE). EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11      Amendment. This Agreement may be amended, by written agreement of the parties hereto, at any time prior to the Effective Time; provided, however, that following the Effective Time, no amendment may be made that would reduce the amount or change the form of the Merger Consideration or that would otherwise require the approval of the stockholders of the Company under applicable Law. Notwithstanding anything to the contrary contained herein, the provisions of Section 9.03(c), this Section 10.11, Section 10.07, Section 10.06, the last sentence of Section 10.09(b), and the first sentence of Section 10.10, Section 10.16 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) shall not be amended, modified, supplemented or waived in a manner that adversely impacts or is otherwise adverse in any respect to any Financing Source without the prior written consent of the applicable Financing Sources party to the Debt Commitment Letter.

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Section 10.12      Waiver. At any time prior to the Effective Time, Parent (on behalf of itself and Merger Sub), on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.13      Company Disclosure Schedule. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of the Company Disclosure Schedule to which such information reasonably relates in a manner that is reasonably apparent on its face as though fully set forth in such other Section. Certain items and matters may be listed in the Company Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in the Company Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty (a) shall not be deemed an admission that such item represents a material exception or material event, circumstance, change, effect, development or condition or that such item would have a Material Adverse Effect on the Company and (b) shall not be construed as an admission or indication by the Company of any non-compliance with, or breach or violation of, any third party rights (including any Intellectual Property), any Contract or agreement or any Law or Order of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under this Agreement.

Section 10.14      Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party, except for claims that the Company may assert in accordance with the Parent Guarantee, the Equity Commitment Letter or the Confidentiality Agreement, in each case, to the extent set forth, and subject to the limitations, therein. Except as set forth in this Agreement, the Parent Guarantee, the Equity Commitment Letter or the Confidentiality Agreement, no former, current or future officers, employees, directors, partners, equity holders, managers, members, attorneys, agents, advisors or other Representatives of any party hereto (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the Transactions or in respect of any written or oral representations made or alleged to be made in connection herewith. In furtherance and not in limitation of the foregoing, each party covenants, agrees and acknowledges that no recourse under this Agreement or any other agreement referenced herein or in connection with any Transactions shall be sought or had against any Non-Recourse Party, except for claims that any party may assert against (A) another party solely in accordance with, and pursuant to the terms and conditions of, this Agreement or (B) pursuant to the Parent Guarantee, the Equity Commitment Letter or the Confidentiality Agreement.

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Section 10.15      Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.16      Non-Recourse Against Financing Sources; Waiver of Certain Claims. Notwithstanding anything to the contrary contained in this Agreement, the parties hereby agree that, subject to the rights of Parent and Merger Sub under the Debt Commitment Letter and any definitive agreements entered into in connection with the Debt Financing, (a) no Financing Source shall have any liability to the Company or any of its Affiliates or stockholders or any other Person relating to or arising out of the Merger, this Agreement, the Transactions or the Debt Financing, or any transactions contemplated by, or document related to, the foregoing (including any willful breach thereof, or the failure of the transactions contemplated hereby to be consummated), whether at law, in equity, in contract, in tort or otherwise, and (b) none of the Company or any of its Affiliates or stockholders shall have any rights or claims whatsoever against any of the Financing Sources under this Agreement, the Transactions or in connection with the Debt Financing, or otherwise in respect of the Merger or any of the other transactions contemplated by any of the foregoing, whether at law, in equity, in contract, in tort or otherwise.

[Signature Page Follows]

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AEGION CORPORATION

By	/s/ Charles R. Gordon
Name: Charles R. Gordon
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

CARTER INTERMEDIATE, INC.

By	/s/ A. Joe Delgado
Name: A. Joe Delgado
Title: President

[Signature Page to Agreement and Plan of Merger]

CARTER ACQUISITION, INC.

By	/s/ A. Joe Delgado
Name: A. Joe Delgado
Title: President

[Signature Page to Agreement and Plan of Merger]